As filed with the Securities and Exchange Commission on December 15, 2005

Registration Statement No. 333-97441

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

MED-EMERG INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

3842
Province of Ontario, Canada	(Primary Standard Industrial	N/A
(State or Other Jurisdiction of Incorporation	Classification Code Number)	(I.R.S. Employer Identification Number)
or Organization)
___________

     6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Dr. Ramesh Zacharias
Chief Executive Officer
Med-Emerg International Inc.
6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________

Copies to:
Arthur Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, N.Y. 10022
(212) 752-9700
___________

Approximate date of commencement of proposed sale to the public: August 12, 2002

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Back to Contents

CALCULATION OF REGISTRATION FEE
		Proposed
	Number of Shares	Maximum	Proposed	Amount of
Title of Each Class Of	To	Offering Price	Maximum	Registration
Securities To Be Registered	Be Registered	Per Share (1)	Offering Price	Fee

Shares of Common Stock,
$.001 par value (2)	524,440	$.85	$445,774	$48.24

Shares of Common Stock,
$.001 par value Underlying
Convertible Debenture (3)	720,000	$1.00	$720,000	$66.24
Shares of Common Stock,
$.001 par value Underlying
Stock Options (4)	1,550,000	$.50	$775,000	$142.60
Shares of Common Stock,
$.001 par value Underlying
Stock Options (5)	100,000	$1.00	$100,000	$9.20
Shares of Common Stock,
$.001 par value Underlying
Warrants (6)	1,437,500	$.85	$1,221,875	$0

Total registration fee				$266.28*

*Previously paid to the SEC on July 26, 2002.

(1) Pursuant to Rule 457, estimated solely for purposes of calculating the registration fee and based on the last sale price of Med-Emerg International Inc.’s common stock, as reported on the Over the Counter Bulletin Board (“OTCBB”). Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the OTCBB on July 22, 2002.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the conversion of a convertible debenture described herein.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $0.20 per share but was subsequently reduced to $0.20 per share on November 10, 2005. These shares were originally registered in the Company’s registration statement on Form F-1 (Reg. No 333-21899) declared effective by U.S. Securities Exchange Commission in February 1998; accordingly no additional fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Back to Contents

Explanatory Note

This Post-Effective Amendment No.1 to our Registration Statement on Form SB-2 amends our Registration Statement No. 333-97441 declared effective on August 12, 2002 to reflect the decrease in the exercise price of registrant’s warrants to $0.20 per share.

Back to Contents

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-97441

PROSPECTUS

4,331,940 Shares of Common Stock

of

MED-EMERG INTERNATIONAL, INC.

     This is an offering of 4,331,940 shares of common stock of Med-Emerg International Inc. All of the shares are being offered by the selling security holders named in this prospectus. The proceeds from the sale of common stock will be received directly by the selling security holders. No proceeds will be received by Med-Emerg from the sale of the common stock offered hereby. However, in the event that all of the options and warrants for which underlying shares are being registered herein are exercised, we would receive net proceeds of $287,500.

     Our common stock and common stock purchase warrants are traded on the OTCBB under the symbols “MDER” and “MDERW”, respectively. On December 13, 2005, the last reported sale price of our common stock and warrants on the OTCBB was $0.14 and $0.10, respectively.

     Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 5 for a discussion of certain factors you should consider before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December __, 2005

Back to Contents

You should rely only on information contained or incorporated by reference in this prospectus or any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information from that contained or incorporated in this prospectus.

You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date or other than the date on the front of this prospectus or any prospectus supplement or the dates of the documents incorporated by reference.

Back to Contents

THE COMPANY

Med-Emerg International Inc. is a Canadian Company (OTCBB.MDER.OB) founded in 1983 by Dr. Ramesh Zacharias in response to a shortage of emergency physicians in rural Ontario hospitals.

Based in Ontario, Canada, Med Emerg International Inc. (“MEII” or the ”Company“) is an established health care solutions provider. Founded in 1983, initially to provide contract staffing of emergency room physicians and nurses, the Company has expanded to offer a wide variety of healthcare staffing solutions and medical services to governments, communities and facilities across Canada.

In these times, with the Canadian Healthcare system facing continuous challenges on several fronts, opportunities exist for a company like MEII to deliver innovative solutions within the confines of the Canada Health Act. Demand for more complex services from an ageing population, the capital and human resource requirements of new lifesaving technology and the need to retrofit existing ageing facilities all place strain on the system. The situation is exacerbated by burn-out in the workplace caused by declining enrolments in health professions and increased levels of retirement by the existing practitioners. The increasing severity of the condition now manifests itself in daily headlines announcing long waiting lists for elective surgery, shortages of family physicians and the governments struggle to keep pace with the ever increasing costs of a publicly funded, universally available healthcare system.

The Company currently employs staff covering several categories of healthcare professionals including physicians, nurse practitioners and nurses.

As a healthcare solutions provider, MEII in addition to its staffing business provides medical services such as chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics.

As a result of its many years of healthcare experience, MEII has developed a comprehensive understanding of primary care renewal, project evaluation, and healthcare human resource planning.

The Company's operations are divided into three units: Staffing Solutions, Medical Services and Healthcare Consulting Services.

STAFFING SOLUTIONS

Hospitals are increasingly turning to third-party experts to devise and implement improvements to the recruitment and management of their clinical staff. We provide physician staffing services to approximately 50 healthcare facilities in various provinces, including rural and urban facilities as well as tertiary care centers. In 2004, we introduced Primary Health Care Nurse Practitioners to our mix of healthcare providers in hospitals.

We have developed a unique integrated staffing solution as a result of an approach by the Whitby Mental Health Centre to recruit primary care physicians. Reviewing the patient population, the nature of the cases being treated, and the total cost of the current system, we pioneered an integrated health care model combining Primary Care Physicians with Primary Care Nurse Practitioners. This was the first time a nurse practitioner function was introduced into a mental health setting. The program, now in its ninth year of operation, has received high satisfaction ratings from both staff and patients, resulting in the Whitby Mental Health Centre receiving the ACE award from the Ministry of Health for Innovation in Health Care Delivery Design. In June 2002, the Centre for Addiction and Mental Health awarded us a similar contract for primary care services.

Since 1990, we have been involved in the provision of healthcare services in some of the most difficult environments. We currently provide after hours physician coverage to 15 federal penitentiaries in Ontario.

Back to Contents

A previously announced initiative to provide temporary placement of pharmacists in pharmacies across Ontario has been cancelled because of a lack of industry support.

MEDICAL SERVICES

In addition to its healthcare staffing solutions, we provide innovative medical services directly to healthcare consumers.

Infusion Services
In March 2001, we entered into an agreement with Schering-Plough Canada to become a coordinator for the community-based infusion of Remicade™, in Ontario. This contract capitalizes on the Company's access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. We have established over 20 infusion sites to date and delivered more than 6,000 infusions in 2004. We expect continued growth for this service, as the trend seems to be to move infusion services from institution settings into community based settings.

Pain Management Services
Our chronic pain management service, CPM Health Centres (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. Three additional locations have since been opened. CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists, ER physicians, physiotherapists and chiropractors, amongst others.

It is estimated that more than 20% of Canadians suffer from chronic pain (unexplained pain lasting more than 6 months). This equates to more than 1,500,000 people living in southern Ontario who would potentially access medical services for the treatment of pain. Existing facilities in the region are backlogged with waiting times of 4-6 months. Due to the large demand, existing facilities in the rural areas are backlogged with waiting times of between 4-12 months.

With the objective of reducing these waiting times, we have created a two-pronged approach to improving service availability to that require professional chronic pain management care. We have developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management. The first group has completed the didactic portion of the training program. We are now scheduling these doctors in our Toronto-area clinics to complete the clinical portion of their training.

We have recently increased the capacity of our Scarborough clinic by doubling the number of clinical pain providers and increasing the hours and days of operation of the facility.

Plans are underway to open additional sites in 2006.

HEALTHCARE CONSULTING

Over the years, we have developed significant experience in international and domestic healthcare consulting. Currently, we are involved with several provincial governments, advising on a variety of issues related to primary care staffing, training and integrated service delivery models. We are currently completing a project the four Atlantic Provinces (New Brunswick, Nova Scotia, PEI and Newfoundland and Labrador) and has created an innovative health human resource planning tool which is focused on a needs based model as opposed to the traditional supply based design. The Atlantic project has received wide recognition in the marketplace, and it is reasonable to expect new business opportunities as a result of this. We have recently been awarded contracts by the Canadian Nurses Association and the Canadian Medical Association in addition to several other smaller healthcare consulting projects.

Back to Contents
Recent Developments

In March of 2001, the Company was awarded an administrative management services contract, the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (DND) across Canada. The contract had an initial period of three years ending on March 31, 2004, but the contract was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract under which we provided services to DND, which was set to expire March 31, 2005. We responded to the tender proposal and our bid was one of three considered by PWGSC. In December 2004 we learned that we were not successful in our bid to win a follow-on contract with DND. Our contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

After learning that our bid was not successful, in January 2005 we launched a Cdn $100,000,000 lawsuit against the winning bidder and a former employee of the Company. We believe that the successful bidder used confidential information obtained through the hiring of a former Med-Emerg employee to win the contract, and that the former Med-Emerg employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to us. On January 31, 2005, we filed a complaint with the Canadian International Trade Tribunal (CITT). The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, we questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract, valued at cdn$448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposals. Specifically, we allege that PWGSC:

• Awarded the contract to a bidder that did not meet the mandatory requirements of the bid;
• Introduced unpublished evaluation criteria to the evaluation process; and
• Failed to properly apply the published evaluation criteria.

In filing the complaint, we seek to terminate the contract award to the winning bidder, to have us awarded the contract, or in the alternative, to have a new bid process conducted. In the further alternative, we ask that we be compensated for lost profit on the contract and the costs associated with the filing of the complaint. The CITT accepted the complaint for inquiry on February 8, 2005. Subsequent to the commencement of the inquiry, PWGSC filed a motion to have the complaint dismissed on the grounds that the CITT did not have jurisdiction over a health services contract. The motion was denied. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs.

In June 2004, we issued 39,360,272 common shares as part of an equity financing (the “Financing”). As a condition of the Financing, Preference Shares, 50% of which were indirectly held by Dr. Zacharias, our CEO, were converted into 9,348,000 common shares. Preference share dividends, in the amount of $597,750, were forgiven. The preference shares were redeemable in 2006, for common shares then valued at $4,500,000. In addition to issuing the common shares, we also issued anti-dilution warrants (the “New Warrants”) to purchase our common shares at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at US $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the new investors and former preference shareholder to maintain their pro rata share of their equity position.

During the first quarter of 2005 the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. We have has also amended the terms of the warrants to provide that if our common stock closes at $.70 or greater for thirty consecutives trading days, we have the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice.

Unless otherwise indicated, all reference to “Med-Emerg”, “us”, “our”, “we” and the “Company” includes: (i) Med-Emerg International Inc., (ii) its wholly-owned subsidiaries, Med-Emerg Health Centres Inc., Med-Emerg Elmvale Clinic Inc., YFMC Healthcare Inc., 927563 Ontario Inc., 927564 Ontario Inc., and CPM Health Centres Inc.; (iii) its indirect wholly-owned subsidiaries Med-Emerg Inc. and YFMC Healthcare (Alberta) Inc., which are wholly-owned by 927563 Ontario Inc. and YFMC Healthcare Inc. respectively. Our principal executive offices are located at 6711 Mississauga Road, Suite 404, Mississauga. Ontario L5N 2W3 Canada. Our telephone number is (905) 858-1368 and our wed site is www.med-emerg.com. Information contained on our web site is not a part of this prospectus.

Back to Contents

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Three	For the Three	For the Year
	Months Ended	Months Ended	Ended
	September 30,	September 30,	December 31,
	2005	2004	2004
	(Unaudited)	(Unaudited)	(Audited)

Net revenues	$4,109,121	$2,281,743	$48,447,687

Operating expenses	989,894	873,441	4,810,341

Loss from operations	(73,879)	(476,146)	(1,341,205)

Net loss attributable to
common shareholders	(137,158)	(234,867)	(795,796)

Net loss per share -
basic	(0.00)	(0.01)	(0.02)

Weighted average
common shares
outstanding	58,277,696	58,277,696	37,982,583

Condensed Consolidated Balance Sheet Data

	As of September 30, 2005 (Unaudited)	As of December 31, 2004 (Audited)

Cash and cash
equivalents	$531,871	$2,312,156

Total assets	4,710,076	7,322,027

Current
liabilities	3,395,892	5,268,270

Stockholders’
equity	38,611	559,249

Back to Contents

RISK FACTORS

     An investment in our shares as offered in this prospectus involves a high degree of risk. The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

Risks Related to our Company

We have incurred operating losses and have an accumulated deficit.

We incurred a CAN GAAP net loss attributable to common shareholders of $795,796 (on revenues of $48,447,687) during the year ended December 31, 2004, as compared to a CAN GAAP net loss of $1,709,656 (on revenues of $54,335,558) during the year ended December 31, 2003. As of December 31, 2004 we had an accumulated shareholders’ deficit of $800,791. We incurred a CAN GAAP net loss attributable to common shareholders of $135,158 (on revenues of $4,109,121) during the three months ended September 30, 2005, as compared to a CAN GAAP net loss of $234,867 (on revenues of $2,281,743) during the three months ended September 30, 2004. As of September 30, 2005 we had accumulated shareholders’ equity of $38,611. There can be no assurance that we will operate profitably in the future.

Our resources may not be sufficient to manage our expected growth.

We anticipate a period of significant growth, which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage staff and growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems and train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to manage growth effectively, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

Provincial laws regarding the corporate practice of medicine may adversely affect our business.

Business corporations are legally prohibited in many Canadian provinces from providing or holding themselves out as providers of medical care. While we have structured our operations to comply with the corporate practice of medicine and the laws of Ontario and will seek to structure our operations in the future to comply with the laws of any province in which we plan to operate, there can be no assurance that, given varying and uncertain interpretations of such laws, we would be found to be in compliance with restrictions on the corporate practice of medicine in such province. If it is determined that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate there could be a material adverse effect on our business if we were unable to restructure our operations to comply with the requirements of such province. Such regulations may limit the jurisdictions in which we can operate, thereby inhibiting our future expansion into potential markets in other jurisdictions.

Government Contracts

During 2004, approximately 81% of our total revenues were derived from contracts with the Government of Canada. Of this amount, 80% or $39 million was attributed to our contract with DND, which was cancelled as of March 31, 2005. All of our contracts with governments, including the Canadian government, may be terminated or suspended by the government at any time, with or without cause. There can be no assurance that any contract with the government will not be terminated or suspended in the future.

Back to Contents

Our company is exposed to professional liability.

Due to the nature of our business, we and the physicians and nurses who provide services on our behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The sources of potential liability in this regard include the alleged negligence of those physicians and nurses, which are under contract at hospitals and clinics. We currently maintain the following insurance policies related to professional liabilities: (i) cdn$5,000,000 aggregate per annum (cdn$5,000,000 limit per occurrence) with respect to general commercial liability; and (ii) cdn$4,000,000 aggregate per annum (cdn$2,000,000 limit per occurrence) with respect to errors and omissions caused by a negligent act, error or omission by us, or any person for whom we are legally liable, arising out of the conduct of our business. (iii) cdn$10,000,000 aggregate per annum (cdn$5,000,000 limit per occurrence) for medical malpractice caused by a negligent act, error or omission by us, or any person for whom we are legally liable. In addition, physicians staffed by us maintain their own malpractice insurance. To the extent such physicians may be regarded as agents of our company in the practice of medicine, there can be no assurance that a patient would not sue us for any negligence of such physicians. In addition, in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities.

Government regulation.

The provision of medical services in Canada is for the most part under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both Federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead to significant reductions in government and other third party reimbursements for certain medical charges. The Company’s independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

We are dependent on our key employees.

Our success is largely dependent upon the efforts and abilities of Dr. Ramesh Zacharias, our Chief Executive Officer, Sidney Braun, our President and Chief Operating Officer, William Danis, our Chief Financial Officer and Dr. Donald Ross, our Vice President of Business Development. If we lost the services of any of Dr. Zacharias, Mr. Braun, Mr. Danis or Dr. Ross, our business could be materially adversely affected. We have not procured key-man life insurance for any of our employees.

Control by management and/or existing stockholders.

Our officers and directors own or have rights to acquire an aggregate of approximately 52.8% of the voting power of our capital stock. As a result, they will be in a position to exercise significant influence over the Company and the election of directors and otherwise essentially control the outcome of all matters requiring stockholder approval.

Back to Contents

We are dependent on the proper functioning of our information systems.

Our company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Additionally, we rely on our information systems in managing our accounting and financial reporting. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business billing opportunities quickly, to maintain and clinical records reliably, to bill for services efficiently and to maintain our accounting and financial reporting efficiently.

We may experience additional losses through the financing of accounts receivables.

One of the services provided by our staffing solutions business is the collection of fees for services performed by our employees and sub-contractors. In the event that we do not collect these fees by the time payment is due to the physicians and nurses, we are nevertheless obligated to pay the physicians and nurses for the duties they have fulfilled. In practice, we use our working capital to finance the accounts receivable and pay the physicians and nurses. Historically, bad debts are less than 1% of gross billings since substantially all of the physician services billed to OHIP are for Ontario residents who are automatically covered by OHIP for the medical services performed. However, there can be no assurance that accounts receivables will ultimately be collected from OHIP and the hospitals. Accordingly, there can be no assurance we will not experience significant losses due to unpaid accounts receivables which we have financed.

We may need additional financing to achieve our growth strategy.

Additional financing may be required to continue to pursue our growth strategy. If we do not obtain additional financing when required, we may be required to modify, delay or abandon some or all of our expansion plans, which may have a material adverse effect on our business.

We are subject to litigation, which could result in substantial judgment or settlement costs.

Claims have been made against the Company for general damages, for breach of contract and in tort. It is possible that further claims will be made against the Company. The defense of these lawsuits may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business. In addition, an adverse determination or a substantial settlement could have a material adverse effect on our business, financial condition, results of operations, cash flow or future prospects.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent auditors. We are currently planning the documentation and testing of our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of 2007. This process will require us to hire additional personnel and outside advisory services and will result in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent auditors. If we are not able to timely comply with the requirements set forth in Section 404, we might be subject to sanctions or investigation by regulatory authorities. Any such action could adversely affect our business and financial results.

Moreover, because the new and changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Back to Contents

Competition in the Healthcare industry may adversely affect our revenues and market position.

The healthcare industry is highly competitive. We compete based on scope, qua1ity and cost of services provided. Many of our existing and potential competitors have substantially greater financial resources available to them. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over us (e.g. in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services). We also compete with various local physician groups which provide hospitals with emergency staffing alternatives.

Risk Related to investment in a Canadian corporation.

We are incorporated under the Ontario Business Corporations Act (“OBCA”) and our directors, controlling persons and officers as well as experts named herein, are residents of Canada, Israel or the UK. Moreover, substantial portions of our assets and the assets of such persons are located in Canada, Israel or the UK. As a result, it may be difficult to effect service of process within the United States upon our Company or such persons or to enforce, in United States federal or state courts, judgments against them obtained in such courts and predicated on the civil liability provisions of the United States federal or state securities laws.

Risks Related to the Market

There is a limited public market for our securities and there can be no assurance that a public trading market will continue.

Med-Emerg Common Stock and Purchase Warrants are quoted on the OTC Bulletin Board. Currently, there is no public trading market in Canada for our securities. There are no assurances that a public trading market for our securities in the United States will be obtained. In any event, because certain restrictions may be placed upon the sale of such securities unless such securities qualify for an exemption from the “penny stock” rules (such as being listed on NASDAQ) some brokerage firms will not effect transactions in common stock and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining an market for such securities.

Currency Fluctuations may adversely affect our operating results.

Revenue denominated in Canadian dollars accounted for 100% of our revenue for the year ended December 31, 2004, 100% for the year ended December31, 2003, and 100% for the year ended December 31, 2002. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially - adversely affected.

We may fail to meet the expectations of our investors and analysts, which may cause the market price of our common stock to fluctuate or decline.

Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our common stock, which in turn may result in the loss of some or all of our shareholders’ investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

Back to Contents

•	the demand for our services;

•	any change in our ability to attract and retain medical professionals, consultants and customers;

•	the timing and significance of new services and products introduced by us and our competitors;

•	the level of services provided and prices charged by us and by our competition;

•	unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and

•	general economic factors.

These factors, many of which are beyond our control, substantially curtail your ability to predict our future performance based on our past performance, as do many of the other risks discussed in this prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. We cannot assure you that even positive results of operations will not negatively affect the market price of our common stock.

Substantial Resales Of Our Common Stock Could Depress Our Stock Price.

The market price of our common stock could decline, perhaps significantly, as a result of resales of a large number of shares of common stock in the public market or even the perception that such resales could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have a substantial number of options, warrants and other securities convertible into shares of common stock outstanding that may be exercised in the future. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

Our board of directors may issue preferred stock and common stock, which could adversely affect the value of your securities.

Our certificate of incorporation authorizes the issuance of an unlimited number of shares of common stock and ‘blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered without stockholder approval, to issue an unlimited number of shares of common stock for any purpose without stockholder approval or issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the relative voting power or other rights of the holders of our Common Shares. The issuance of our preferred stock or Common Shares may be used under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. We have no present intention to issue any shares of our preferred stock. However, there can be no assurance that we will not issue shares of our preferred stock or Common Shares in the future.

Penny Stock Regulation.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the United States Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.OO (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchasers written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Back to Contents
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as anticipates, expects, intends, forecasts, plans, believes, seeks, estimates, may, will, and similar expressions identify forward-looking statements. These statements include comments regarding: Changes in business and economic conditions, competition with healthcare providers, timing and receipt of government approvals and availability of external financing.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

• unexpected changes in business and economic conditions;
• changes in interest and currency exchange rates;
• economic and market conditions;
• provincial laws regarding the corporate practice of medium;
• exposure to professional liability;
• changes in relationships with our independent contractors;
• joint venture relationships;
• political or economic instability, either globally or in the countries in which we operate;
• local and community impacts and issues;
• timing of receipt of government approvals;
• competitive factors, including competition with healthcare service providers;
• availability of external financing at reasonable rates or at all; and
• the factors discussed in this prospectus under the heading Risk Factors.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement.

Back to Contents

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders. However we would receive approximately $287,500 if all of the warrants and options, the underlying shares of which are being registered in this offering, are exercised. If the warrants and/or options are exercised, we will use the net proceeds for working capital and general corporate purposes. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Security Holders."

DIVIDEND POLICY

We do not anticipate paying any cash dividends on our common stock in the foreseeable future but plan to retain future earnings, if any, to be used in implementing our business plan.

Back to Contents

SELECTED FINANCIAL DATA

The following selected consolidated financial data of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto, other financial data, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein.

Back to Contents
		US$

	YEAR ENDED DECEMBER 31,

	2004	2003	2002

Statement of Operations Data:
Revenue	48,447,687	54,335,558	37,428,043
Physician fees and other direct costs	43,693,380	49,217,416	34,382,752

Gross Profit	4,754,307	5,118,142	3,045,291
Operating expenses before undernoted items	4,810,341	4,678,665	2,704,529
Depreciation and amortization	182,399	120,924	102,345
Other expenses	1,102,772	1,730,587	827,336
	6,095,512	6,530,176	3,634,210
Loss before income taxes	(1,341,205)	(1,412,034)	(588,919)
Income taxes (recovery)	-	(2,458)	-
Minority interest	-	(2,095)	(2,211)
Discontinued operations	-	(167,169)	(16,956)
Net loss - Canadian GAAP	(1,341,205)	(1,574,650)	(603,664)
Net loss - US GAAP	(1,176,578)	(1,983,291)	(619,214)
Preferred share dividends	(34,173)	(135,006)	(134,983)
Forgiveness of Preferred share dividends	579,582	-	-
Net loss attributable to common
shareholders - Canadian GAAP	(795,796)	(1,709,656)	(738,647)
Net loss attributable to common
shareholders - US GAAP	(631,169)	(2,118,297)	(754,197)
Basic loss per common share(1)
Continuing operations	(0.02)	(0.16)	(0.08)
Discontinued operations	(0.00)	(0.02)	(0.00)
Balance Sheet Data:
Working Capital Surplus (deficit)	1,224,127	(3,169,692)	(2,329,525)
Total Assets	7,322,027	4,044,225	3,641,207
Long-Term debt	599,991	599,991	590,536
Shareholders' equity (deficit) - Canadian GAAP	559,249	(3,448,142)	(2,341,861)
Shareholders' equity (deficit) - US GAAP	1,647,121	(2,360,270)	(1,253,989)

Year end US$ exchange rate (equivalent to
1Cdn$)	0.83	0.77	0.63

Average US$ exchange rate (equivalent to 1Cdn$)	0.77	0.71	0.64

	0.71 to	0.63 to	0.62 to
Range of high and low rates (equivalent to 1Cdn$)	0.85	0.78	0.67

(1)	Basic loss per common share reflects net loss available to common shareholders divided by the weighted average number of common shares outstanding.

Back to Contents

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking statements of Med-Emerg International Inc. ("MEII" or the "Company) included herein or incorporated by reference including, but not limited to, those regarding future business prospects, the acquisition of additional clinics, the adequacy of capital resources and other statements regarding trends relating to various revenue and expense items, could be affected by a number of uncertainties and other factors beyond management’s control

BACKGROUND

Based in Ontario, Canada, Med Emerg International Inc (“MEII”) is an established health care solutions provider. Founded in 1983, initially to provide contract staffing of emergency room physicians and nurses, the Company has expanded to offer a wide variety of healthcare staffing solutions and medical services to governments, communities and facilities across Canada.

In these times, with the Canadian Healthcare system facing continuous challenges on several fronts, opportunities exist for a company like MEII to deliver innovative solutions within the confines of the Canada Health Act. Demand for more complex services from an ageing population, the capital and human resource requirements of new lifesaving technology and the need to retrofit existing ageing facilities all place strain on the system. The situation is exacerbated by burn-out in the workplace caused by declining enrolments in health professions and increased levels of retirement by the existing practitioners. The increasing severity of the condition now manifests itself in daily headlines announcing long waiting lists for elective surgery, shortages of family physicians and the governments struggle to keep pace with the ever increasing costs of a publicly funded, universally available healthcare system.

The Company currently employs staff covering several categories of healthcare professionals including physicians, nurse practitioners and nurses.

As a healthcare solutions provider, MEII in addition to its staffing business provides medical services such as chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics.

As a result of its many years of healthcare experience, MEII has developed a comprehensive understanding of primary care renewal, project evaluation, and healthcare human resource planning.

The Company's operations are divided into three units: Staffing Solutions, Medical Services and Healthcare Consulting Services.

STAFFING SOLUTIONS

Hospitals are increasingly turning to third-party experts to devise and implement improvements to the recruitment and management of their clinical staff. We provide physician staffing services to approximately 50 healthcare facilities in various provinces, including rural and urban facilities as well as tertiary care centers. In 2004 the company introduced Primary Health Care Nurse Practitioners to our mix of healthcare providers in hospitals.

MEII has developed a unique integrated staffing solution as a result of an approach by the Whitby Mental Health Centre to recruit primary care physicians. Reviewing the patient population, the nature of the cases being treated, and the total cost of the current system, MEII pioneered an integrated health care model combining Primary Care Physicians with Primary Care Nurse Practitioners. This was the first time a nurse practitioner function was introduced into a mental health setting. The program, now in its ninth year of operation, has received high satisfaction ratings from both staff and patients, resulting in the Whitby Mental Health Centre receiving the ACE award from the Ministry of Health for Innovation in HealthCare Delivery Design. In June 2002, the Centre for Addiction and Mental Health awarded MEII a similar contract for primary care services.

Back to Contents

Since 1990, the Company has been involved in the provision of healthcare services in some of the most difficult environments. The Company currently provides after hours physician coverage to 15 federal penitentiaries in Ontario.

MEDICAL SERVICES

In addition to its healthcare staffing solutions, MEII provides innovative medical services directly to healthcare consumers.

Infusion Services

In March 2001, Med-Emerg entered into an agreement with Schering-Plough Canada to become a coordinator for the community-based infusion of Remicade", in Ontario. This contract capitalizes on the Company's access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. The Company has established over 20 infusion sites to-date and delivered over 6,000 infusions in 2004. MEII is expecting continued growth for this service, as the trend seems to be to move infusion services from institution settings into community based settings.

Pain Management Services

Med-Emerg's chronic pain management service, CPM Health Centres (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. Three additional locations have since been opened. CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists, ER physicians, physiotherapists and chiropractors, amongst others.

It is estimated that more than 20% of Canadians suffer from chronic pain (unexplained pain lasting more than 6 months). This equates to more than 1,500,000 people living in southern Ontario who would potentially access medical services for the treatment of pain. Existing facilities in the region are backlogged with waiting times of 4-6 months. Due to the large demand, existing facilities in the rural areas are backlogged with waiting times of between 4-12 months.

With the objective of reducing these waiting times, the Company has created a two-pronged approach to improving service availability to that require professional chronic pain management care. The Company developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management. The first group has completed the didactic portion of the training program. MEII is now scheduling these doctors in our Toronto-area clinics to complete the clinical portion of their training.

Preliminary plans have been completed to increase the capacity and throughput of the Scarborough clinic by doubling the number of clinical pain providers and increasing the hours and days of operation of the facility.

Plans are underway to open additional sites in 2006.

HEALTHCARE CONSULTING

Over the years, MEII has developed significant experience in international and domestic healthcare consulting. Currently, the Company is involved with several provincial governments, advising on a variety of issues related to primary care staffing, training and integrated service delivery models. The Company recently completed a project for the four Atlantic Provinces (New Brunswick, Nova Scotia, PEI and Newfoundland and Labrador) and has created an innovative health human resource planning tool which is focused on a needs based model as opposed to the traditional supply based design. The Atlantic project has received wide recognition in the marketplace, and it is reasonable to expect new business opportunities as a result of this. The Company has recently been awarded contracts by the Canadian Nurses Association and the Canadian Medical Association in addition to several other smaller healthcare consulting projects.

Back to Contents

GOVERNMENT HEALTHCARE SERVICES - DISCONTINUED OPERATIONS

In March of 2001, the Company was awarded an administrative management services contract, the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (DND) across Canada. The contract had an initial period of three years ending on March 31, 2004, but the contract was amended and extended until March 31, 2005.

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract, which was set to expire March 31, 2005. The Company responded to the tender proposal and its bid was one of three considered by PWGSC. In December 2004 MEII learned that it was not successful in its bid to win a follow-on contract with DND. Its contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

After learning that its bid had not been successful, in January 2005 the Company launched a Cdn.$100,000,000 lawsuit against the winning bidder and a former employee of the Company. The Company believes that the successful bidder used confidential information obtained through the hiring of a former MEII employee to win the contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to Med-Emerg. On January 31, 2005, the Company filed a complaint with the Canadian International Trade Tribunal (CITT). The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, Med-Emerg questioned the manner in which the Government of Canada's procurement for the DND medical staffing contract, valued at $448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposal (RFP). Specifically, the Company alleged that PWGSC:

> Awarded the contract to a bidder that did not meet the mandatory requirements of the bid;
> Introduced unpublished evaluation criteria to the evaluation process, and
> Failed to properly apply the published evaluation criteria.

In filing the complaint, the company sought to terminate the contract award to the winning bidder, to have MEII awarded the contract, or in the alternative, to have a new bid process conducted. In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company's complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs.

RESULTS OF OPERATIONS

NET LOSS BEFORE DISCONTINUED OPERATIONS

The Company reported a net loss before discontinued operations of $943 thousand for the nine months ended September 30, 2005 compared to a net loss of $1.76 million for the nine months ended September 30, 2004. The loss amounted to $0.02 per share for continuing operations for the nine months ended September 30, 2005 compared with a loss of $0.04 per share for continuing operations for the nine months ended September 30, 2004.

The Company reported a net loss before discontinued operations of $73 thousand for the three months ended September 30, 2005 compared to a net loss of $480 thousand for the three months ended September 30, 2004. The loss amounted to $0.00 per share for continuing operations for the three months ended September 30, 2005 compared with a loss of $0.01 per share for continuing operations for the three months ended September 30, 2004.

Back to Contents

The most significant elements contributing to the decreased losses for the nine month period are an increase in gross margin of about $900 thousand, the non-recurrence of closing costs of $600 thousand and the reduction of interest and financing costs of $170 thousand. These were partially offset by increased salaries of $450 thousand, increased occupancy costs of $130 thousand, increased amortization costs of $105 thousand, and increased stock compensation costs of $230 thousand.

For the three months ended September 30, 2005, the decreased losses are largely attributable to an increase in gross margin of $470 thousand a reduction in interest and financing costs of $80 thousand and a reduction of other costs totaling $15 thousand. These were partially offset by increased salaries of $90 thousand and occupancy costs of $70 thousand.

The Company continues to implement its strategic plan of realigning the business units and pursuing profitable opportunities that are consistent with its current operating strategy.

REVENUE

The Company's revenue for the nine months ended September 30, 2005 increased to $10.2 million compared to $6.9 million for the nine months ended September 30, 2004 or by 48%.

The Company's revenue for the three months ended September 30, 2005 increased to $4.1 million, compared to $2.3 million for the three months ended September 30, 2004 or by 80%.

This revenue increase was mainly attributable to the Medical Services Division where increases were experienced in both the Infusion Services and the Pain Management segments of the business.

Revenue from the Institutional Staffing Division increased to $6.7 million for the nine months ended September 30, 2005 compared to $5.5 million for the nine months ended September 30, 2004 an increase of approximately 22%.

Revenue from the Infusion Services Division increased significantly to $1.3 million for the nine months ended September 30, 2005 compared to $.8 million for the nine months ended September 30, 2004 an increase of approximately 63%. This increase results from a similar increase in the number of Remicade infusions.

Revenue from the Pain Management segment was $1.0 million for the nine months ended September 30, 2005 as compared to $NIL for the corresponding period last year. The Pain Management division commenced operations in November 2004.

Revenue from the Healthcare Consulting division increased to $.76 million for the nine months ended September 30, 2005 compared to $0.59 million for the corresponding period in the prior year, an increase of approximately 30%.

GROSS MARGIN

Gross Margin (revenue less direct costs) for the nine months ended September 30, 2005 increased to $2.6 million compared to $1.6 million for the nine months ended September 30, 2004, an increase of approximately 56%.

Gross Margin (revenue less direct costs) for the three months ended September 30, 2005 increased to $1.0 million compared to $0.5 million for the three months ended September 30, 2004, an increase of approximately 88%.

This increase in gross margin was due to the Medical Services Division which enjoyed increased gross margins associated with growth in the division.

Back to Contents

Back to Contents

OPERATING EXPENSES

Operating expenses from continuing operations totaled $3.,1 million for the nine months ended September 30, 2005 compared to $3.1for the nine months ended September 30, 2004 There was an increase in salaries and benefits of $0.45 million plus various other costs totaling $0.15 million but these were offset with the non-recurrence of closing costs as compared to the prior period.

AMORTIZATION AND INTEREST

Interest and financing costs were eliminated in the period, decreasing from $162 thousand for the nine months ended September 30, 2004 and yielding interest income of $6 thousand for the nine months ended September 30, 2005. This is due to the fact that, with the equity financing, the Company has reduced its reliance on banks and other financial institutions.

INCOME TAXES

The Company has loss carry forwards of approximately $8.5 million to be applied against future corporate income taxes. This benefit has not been reflected in these statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There are no financial instruments that are sensitive to changes in interest rates or exposed to foreign currency exchange gains/losses.

Back to Contents

CONTROLS AND PROCEDURES

Included on the signature page of this report is the Certification that is required under Section 302 of the Sarbanes-Oxley Act of 2002. This section of the report contains information concerning the controls evaluation referred to in the Section 302 Certifications and the information contained herein should be read in conjunction with the Certification.

Internal controls are designed with the objective of ensuring that assets are safeguarded, transactions are authorized, and financial reports are prepared on a timely basis in accordance with generally accepted accounting principles in the United States. The disclosure procedures are designed to comply with the regulations established by the U.S. Securities and Exchange Commission.

Internal controls, no matter how designed, have limitations. It is the Company's intent that the internal controls be conceived to provide adequate, but not absolute, assurance that the objectives of the controls are met on a consistent basis. Management plans to continue its review of internal controls and disclosure procedures on an ongoing basis.

The Company's chief executive officer and chief financial officer, after supervising and participating in an evaluation of the effectiveness of the Company's internal and disclosure controls and procedures during the nine months ended September 30, 2005 (the "Evaluation Date"), have concluded that as of the Evaluation Date, the Company's internal and disclosure controls and procedures were effective.

There were no significant changes in the Company's internal and disclosure controls or in other factors that could significantly affect such internal and disclosure controls subsequent to the date of their evaluation.

Back to Contents

BUSINESS

BACKGROUND

Based in Ontario, Canada, Med Emerg International Inc (“MEII”) is an established health care solutions provider. Founded in 1983, initially to provide contract staffing of emergency room physicians and nurses, the Company has expanded to offer a wide variety of healthcare staffing solutions and medical services to governments, communities and facilities across Canada.

In these times, with the Canadian Healthcare system facing continuous challenges on several fronts, opportunities exist for a company like MEII to deliver innovative solutions within the confines of the Canada Health Act. Demand for more complex services from an ageing population, the capital and human resource requirements of new lifesaving technology and the need to retrofit existing ageing facilities all place strain on the system. The situation is exacerbated by burn-out in the workplace caused by declining enrolments in health professions and increased levels of retirement by the existing practitioners. The increasing severity of the condition now manifests itself in daily headlines announcing long waiting lists for elective surgery, shortages of family physicians and the governments struggle to keep pace with the ever increasing costs of a publicly funded, universally available healthcare system.

The Company currently employs staff covering several categories of healthcare professionals including physicians, nurse practitioners and nurses.

As a healthcare solutions provider, MEII in addition to its staffing business provides medical services such as chronic pain management and intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics.

As a result of its many years of healthcare experience, MEII has developed a comprehensive understanding of primary care renewal, project evaluation, and healthcare human resource planning.

The Company's operations are divided into three units: Staffing Solutions, Medical Services and Healthcare Consulting Services.

STAFFING SOLUTIONS

Hospitals are increasingly turning to third-party experts to devise and implement improvements to the recruitment and management of their clinical staff. We provide physician staffing services to approximately 50 healthcare facilities in various provinces, including rural and urban facilities as well as tertiary care centers. In 2004 the company introduced Primary Health Care Nurse Practitioners to our mix of healthcare providers in hospitals.

MEII has developed a unique integrated staffing solution as a result of an approach by the Whitby Mental Health Centre to recruit primary care physicians. Reviewing the patient population, the nature of the cases being treated, and the total cost of the current system, MEII pioneered an integrated health care model combining Primary Care Physicians with Primary Care Nurse Practitioners. This was the first time a nurse practitioner function was introduced into a mental health setting. The program, now in its ninth year of operation, has received high satisfaction ratings from both staff and patients, resulting in the Whitby Mental Health Centre receiving the ACE award from the Ministry of Health for Innovation in Health Care Delivery Design. In June 2002, the Centre for Addiction and Mental Health awarded MEII a similar contract for primary care services.

Since 1990, the Company has been involved in the provision of healthcare services in some of the most difficult environments. The Company currently provides after hours physician coverage to 15 federal penitentiaries in Ontario.

Back to Contents

MEDICAL SERVICES

In addition to its healthcare staffing solutions, MEII provides innovative medical services directly to healthcare consumers.

Infusion Services
In March 2001, Med-Emerg entered into an agreement with Schering-Plough Canada to become a coordinator for the community-based infusion of Remicade", in Ontario. This contract capitalizes on the Company's access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn's disease. The Company has established over 20 infusion sites to-date and delivered over 6,000 infusions in 2004. MEII is expecting continued growth for this service, as the trend seems to be to move infusion services from institution settings into community based settings.

Pain Management Services
Med-Emerg's chronic pain management service, CPM Health Centres (“CPM”), was launched in November 2004 with the acquisition of the Scarborough Pain Clinic. Three additional locations have since been opened. CPM has developed a standardized approach to the treatment of chronic pain, using an integrated multi-disciplinary approach including anesthetists, ER physicians, physiotherapists and chiropractors, amongst others.

It is estimated that more than 20% of Canadians suffer from chronic pain (unexplained pain lasting more than 6 months). This equates to more than 1,500,000 people living in southern Ontario who would potentially access medical services for the treatment of pain. Existing facilities in the region are backlogged with waiting times of 4-6 months. Due to the large demand, existing facilities in the rural areas are backlogged with waiting times of between 4-12 months.

With the objective of reducing these waiting times, the Company has created a two-pronged approach to improving service availability to that require professional chronic pain management care. The Company developed and launched a training program specifically designed to educate emergency room physicians in chronic pain management. The first group has completed the didactic portion of the training program. MEII is now scheduling these doctors in our Toronto-area clinics to complete the clinical portion of their training.

Preliminary plans have been completed to increase the capacity and throughput of the Scarborough clinic by doubling the number of clinical pain providers and increasing the hours and days of operation of the facility.

Plans are underway to open additional sites in 2006.

HEALTHCARE CONSULTING

Over the years, MEII has developed significant experience in international and domestic healthcare consulting. Currently, the Company is involved with several provincial governments, advising on a variety of issues related to primary care staffing, training and integrated service delivery models. The Company recently completed a project for the four Atlantic Provinces (New Brunswick, Nova Scotia, PEI and Newfoundland and Labrador) and has created an innovative health human resource planning tool which is focused on a needs based model as opposed to the traditional supply based design. The Atlantic project has received wide recognition in the marketplace, and it is reasonable to expect new business opportunities as a result of this. The Company has recently been awarded contracts by the Canadian Nurses Association and the Canadian Medical Association in addition to several other smaller healthcare consulting projects.

GOVERNMENT HEALTHCARE SERVICES - DISCONTINUED OPERATIONS

In March of 2001, the Company was awarded an administrative management services contract, the largest of its kind, to provide medical staffing for military bases of the Department of National Defence (DND) across Canada. The contract had an initial period of three years ending on March 31, 2004, but the contract was amended and extended until March 31, 2005.

Back to Contents

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the Contract, which was set to expire March 31, 2005. The Company responded to the tender proposal and its bid was one of three considered by PWGSC. In December 2004 MEII learned that it was not successful in its bid to win a follow-on contract with DND. Its contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

After learning that its bid had not been successful, in January 2005 the Company launched a Cdn.$100,000,000 lawsuit against the winning bidder and a former employee of the Company. The Company believes that the successful bidder used confidential information obtained through the hiring of a former MEII employee to win the contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to Med-Emerg. On January 31, 2005, the Company filed a complaint with the Canadian International Trade Tribunal (CITT). The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, Med-Emerg questioned the manner in which the Government of Canada's procurement for the DND medical staffing contract, valued at $448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposal (RFP). Specifically, the Company alleged that PWGSC:

>	Awarded the contract to a bidder that did not meet the mandatory requirements of the bid;

	>	Introduced unpublished evaluation criteria to the evaluation process, and

		>	Failed to properly apply the published evaluation criteria.

In filing the complaint, the company sought to terminate the contract award to the winning bidder, to have MEII awarded the contract, or in the alternative, to have a new bid process conducted. In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company's complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs.

FACTORS AFFECTING THE COMPANY’S BUSINESS

REGULATION OF HEALTHCARE IN CANADA

The provision of medical services in Canada is, for the most part, under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the Provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Back to Contents

Continuing budgetary constraints at both the federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. The Company's independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

Business corporations are legally prohibited from providing, or holding themselves out as providers of, medical care in many provinces. While the Company will seek to structure its operations to comply with the provincial laws relating to the corporate practice, given varying and uncertain interpretations of such laws, the Company could be found in non-compliance with restrictions on the corporate practice of medicine in all provinces. A determination that the Company is in violation of applicable restrictions on the practice of medicine in any province in which it operates or could operate could have a material adverse effect on the Company if the Company were unable to restructure its operations to comply with the requirements of such province.

COMPETITION

The Company competes with a variety of healthcare service providers. These include the following by MEII business unit:

•	Staffing Solutions: Third party staffing agencies (nursing); Small groups of physicians that provide competitive services to local hospitals (physicians)
•	Medical Services: Public hospitals; Homecare agencies; and Physician practice management companies
•	Healthcare Consulting: Independent consulting companies.

EMPLOYEES

As of September 2005, the Company had 110 active employees, 18 were employed in administration, 17 were involved in staffing solutions, 70 were active in medical services and 5 were in the consulting division. The Company believes its relations with its employees to be good. The Company’s employees do not belong to a union and there is no collective bargaining agreement covering the employees. The Company also has approximately 150 contractors engaged on a part-time basis.

PROPERTIES

Our principal executive office is located at 6711 Mississauga Road, Suite 404, Mississauga, Ontario. The principal office occupies approximately 9,000 square feet of space under lease agreements that expire December 31, 2007, at an average annual rental rate of approximately $156,000 (CDN$202,000). We believe that our current office space is adequate for our future needs.

Back to Contents

LEGAL PROCEEDINGS

(i)	There is uncertainty with respect to the Company's liability arising from a contractual dispute with a customer. Based on the advice of counsel, the Company is of the view that it is unlikely that the Company will be found liable for these costs. The costs associated with this contingent liability range from $400 thousand to $1.3 million.

(ii)	Claims have been made against the Company for general damages for breach of contract and in tort.A claim for approximately $423,000 has been made against the company for wrongful termination of a person working on a third party contract. A second claim for unspecified damages has been made against the company for wrongful dismissal and breach of contract. The Company's lawyers are of the view that liability, if any, would be the responsibility of the third party contractor. The Company's lawyers are of the opinion that the amount claimed grossly exceeds what a court would award in light of the current law. Since the Company's lawyers are of the opinion that these claims are unlikely to succeed, no provision has been made in respect thereof in these consolidated financial statements.

(iii)	The Company sub-leased certain premises to third parties when it disposed of its clinic operations. In case of payment defaults by the third parties, the Company could be held liable for rent on these premises. Rent for these premises over the next seven years, during the respective lease terms, totals $1.7 million. In July of this year the Company was notified that one of the third parties was in default on their rent, in the amount of $29 thousand. We have been in touch with the third party and they are endeavoring to remedy the situation.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The common shares and redeemable common stock purchase warrants are listed for trading under the symbols “MDER” and “MDERW”, respectively, on the OTC Bulletin Board. From February 12, 1998 to April 16, 2001 the Company’s common shares and redeemable common stock purchase warrants were listed on the NASDAQ Small Cap Market. Since April 16, 2001, the Company’s common shares have been listed on the OTC Bulletin Board.

The following table sets forth the range of high and low sales prices from the First Quarter of 2003 to the Fourth Quarter 2005:

COMMON SHARES

	High	Low

Fourth Quarter, 2005	$.24	$.13
Third Quarter, 2005	$.33	$.15
Second Quarter, 2005	$.38	$.25
First Quarter, 2005	$.45	$.35
Fourth Quarter, 2004	$.55	$.40
Third Quarter, 2004	$.57	$.32
Second Quarter, 2004	$.65	$.34
First Quarter, 2004	$.69	$.33
Fourth Quarter, 2003	$.58	$.29
Third Quarter, 2003	$.57	$.37
Second Quarter, 2003	$.68	$.40
First Quarter, 2003	$.77	$.53

Back to Contents

The Company has never paid or declared cash or stock dividends on its common stock. The payment of cash dividends, if any, is at the discretion of the Board of Directors and will depend upon the Company’s earnings, capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain any future earnings for use in its business.

In early 2004, 5,092 shares of common stock were issued to an investor pursuant to the acquisition of YMFC Healthcare Inc. on November 4, 1999 by MEII.

Effective June 15, 2004, the Company issued 39,360,272 common shares as part of an equity financing (the “Financing”). As a condition of the Financing, Preferred Shares, 50% of which are indirectly held by Dr. Zacharias, the CEO of Med-Emerg, were converted into 9,348,000 common shares and preferred share dividends, in the amount of US$597,750, were forgiven. The preferred shares were redeemable in 2006, for common shares then valued at US$4,500,000. In addition to issuing the common shares, Med-Emerg also issued, anti-dilution warrants (the “New Warrants”) to purchase common shares of Med-Emerg at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at US $0.50 per common share and US $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the new investors and former preferred shareholder to maintain their pro rata share of their equity position.

During the first quarter of 2005 the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. Med-Emerg has also amended the terms of the warrants to provide that if the common stock of Med-Emerg, closes at $.70 or greater for thirty consecutive trading days, Med-Emerg has the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice.

In August 2005, the Company awarded 100,000 options to purchase common shares, at $0.30 per common share, to an employee. The options vest immediately and are exercisable for five years.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning the directors, executive officers and key employees of the Company.

Back to Contents

Name	Age	Position

Michael Sinclair, M.D., M.B.B.S.	62	Chairman of the Board

Manfred Walt	52	Director

Koby Ofek	47	Director

Major General Lewis MacKenzie, Oont, MSC, OstJ, CD	65	Director

John Yarnell	77	Director

Sidney Braun	45	President and Chief Operating Officer, Director

Ramesh Zacharias, M.D., FRCSC	53	Chief Executive Officer, Director

Donald Ross, D.M.D., M.Sc.	53	V.P. Operations

William J. Danis, C.A.	50	Chief Financial Officer

Name	Position	Principal Occupation and Positions Held

Michael Sinclair(1)	Chairman	Dr. Sinclair has been involved in several healthcare staffing companies in North America and the United Kingdom. Dr. Sinclair was Chairman and the largest individual shareholder of Lifetime Corporation, a NYSE listed company. Through his vision and leadership, Lifetime grew to the largest home healthcare provider in the US with about US $1.2 billion in revenues and over 70,000 nurses affiliated through its nationwide branches.It was sold for more than US $600 million. Currently, he is the co-founder and Chairman of Atlantic Medical Management, which manages the New York based healthcare venture fund Atlantic Medical Capital. He serves as the non-executive chairman of two portfolio companies: Nursefinders and Healthcare Capital Resources.

Manfred Walt (1)(2)	Director	Mr. Walt is a business executive who joined entities affiliated with Paul Reichmann and his family in 1998. Mr. Walt has held various senior financial positions over the past few years with these private and public Reichmann affiliates operating in the retirement and nursing home industries in Canada. Mr. Walt was previously associated for 18 years in various capacities with Brascan Corporation, an entity previously affiliated with Peter and Edward Bronfman and the Edper Group of Companies. Brascan Corporation, was a diversified conglomerate, holding interests in the natural resources, energy, merchant banking and real estate development sectors.

Back to Contents

Name	Position	Principal Occupation and Positions Held

Koby Ofek(1)	Director	Mr. Ofek is a 20 year veteran of the recruitment and staffing industry and an owner and manager of such businesses since 1986. Mr. Ofek is the Chairman of Oz Atid International Ltd. Through the years he has recruited many thousands of workers, mainly from Eastern Europe.

Lewis MacKenzie(1)(2)	Director	During his thirty-six years of military service in the Infantry he served nine years in Germany with NATO forces and managed nine peacekeeping tours of duty in six different mission areas- The Gaza strip, Cyprus, Vietnam, Cairo, Central America and Sarajevo. He retired from the forces in 1993 and in that same year received the prestigious Vimy Award for his outstanding contribution to the preservation of democratic values. Since his retirement from the military, General MacKenzie has regularly appeared on many of the international TV and radio networks as a commentator. Following the attacks of September 11, 2001, Lewis MacKenzie was appointed one of two advisors to the Government of Ontario on counter-terrorism and emergency measures. He is a graduate of the Xavier Junior College of Sydney, Cape Breton and The University of Manitoba.

John Yarnell(1)(2)	Director	John Yarnell is the President Of Yarnell Companies Inc. Yarnell Companies Inc. is an investment and management services company formed in 1978 to invest and manage venture capital initiatives. Mr. Yarnell is the founder and retired Chairman of the Quorum Group of companies and a former director and chairman of Poco Petroleums Ltd., Guard Inc., and Aluma Systems Inc. He is a graduate of The University of Manitoba and Harvard Business School

Sidney Braun	President, Chief Operating Officer and Director	For the last three years, Mr. Braun was an exclusive subcontractor to Poalim/IBI, the largest investment bank in Israel, covering the European financial markets. For the approximately two years prior to that, Mr. Braun was a representative for Raphael Zorn Helmsley, a UK investment bank. Mr. Braun assisted in taking Israeli based companies public on the AIM in London, England

Ramesh Zacharias	Chief Executive Officer and Director	Dr. Ramesh Zacharias is the founder of Med-Emerg International Inc. and serves as the President and Chief Executive Officer, and Executive Medical Director, of Med-Emerg Inc. He has practiced medicine in Canada since 1981 and has extensive experience in the delivery of emergency and primary, medical care. He has provided consulting services regarding the delivery of emergency care internationally in the Caribbean, Saipan and Malaysia and provided management-consulting services regarding the operation of medical clinics in Canada, the United States and Russia. In this continued role in providing medical insight and with his extensive business experience, he provides the strategic guidance and leadership to the Company’s management team. Under his leadership, MEII has grown to become the leading Canadian medical clinic management and medical staffing organization.

Back to Contents

Name	Position	Principal Occupation and Positions Held

Donald Ross	Vice President Business Development	Dr. Ross has been Vice-President of Med-Emerg International Inc. since November 1, 2000 and is responsible for the operations of the Company. He is an experienced healthcare executive, responsible for hands-on day-to-day operations. In addition to his professional experience, Don holds a Masters degree in Clinical Epidemiology, is a Doctor of Dental Medicine, and has an honors Bachelors degree in neurophysiology from the University of British Columbia. Prior to working with the Company, Don was the Executive Vice President (Health Care) of Aetna Canada for five years and has extensive experience in managing clinical business units in the public and private sectors.

William J. Danis	Chief Financial Officer and Treasurer	Mr. Danis is an experienced financial professional, bringing 25 years of operational and investment experience to his role at MEII. Prior to joining the company Bill was a founding partner of Greybrook Corporation, a private equity investment company. Previously Bill held senior investment roles with Working Ventures Canadian Fund Inc. and Royal Trust Enterprise Capital. Bill left public accounting in 1985 to accept the position of Managing Director of an offshore subsidiary of Brascan Corporation (TSX:BNNA).

Notes:
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

Board Structure and Committees:

As a result of the private placement of 43,708,272 common shares of the Company, completed on June 15, 2004, the Board of Director was increased from five (5) to nine (9) and Messrs. Braun, Ofek, Sinclair and Walt were appointed as directors. Contemporaneously with the completion of the private placement, Messrs. Frank Baillie and William E. Thomson resigned from the Board.

The Board has a standing Compensation Committee, Audit Committee and Governance Committee.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s stock option plans. Members of the Compensation Committee are Dr. Sinclair and Messrs. Walt, Ofek, Mackenzie and Yarnell.

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent auditors and internal audit department evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee is comprised of three members: Messrs. Walt, Mackenzie and Yarnell.

Back to Contents

Mr. Yarnell has been designated as the Financial Expert on the Audit Committee. The Company has adopted a code of conduct for all employees, which has been reviewed by the Board of Directors and management.

The Governance Committee is comprised of Messrs. MacKenzie and Yarnell.

ITEM 11: EXECUTIVE COMPENSATION

The following table sets forth the cash compensation, as well as certain other compensation paid or accrued to the Company's executive officers for the fiscal years ended December 31, 2004, 2003 and 2002. No other executive officer has a total annual salary and bonus of more than $100,000 during the reporting periods.

		ANNUAL COMPENSATION
(all amounts are Cdn$000's)
NAME AND					OTHER
PRINCIPAL POSITION	YEAR	SALARY		BONUS	COMPENSATION

Ramesh Zacharias	2004	345		nil	1,000,000 options
Chief Executive Officer	2003	339		nil
	2002	339		25	200,000 options

Sidney Braun
President and COO	2004	200	[1]		1,250,000 options

Donald Ross	2004	142			150,000 options
Vice President Business
Development	2003	131			100,000 options
	2002	125		15	100,000 options

William Danis	2004	176		20	250,000 options
CFO and Corporate Secretary	2003	168	[2]

Notes:
1.	Mr. Braun joined the company in June 2004. His salary for the year was approximately Cdn$80,000.
2.	Mr. Danis joined the company in May 2003. His salary for the year was approximately Cdn$98,000.

Stock Option Plan

In November 1999, the Board of Directors and shareholders adopted and approved the Company’s Stock Option Plan (the “Plan”). The Plan provides for stock option grants to both employees and directors of the Company. The Plan is to be administered by the Board of Directors or a committee appointed by the Board. The Plan was amended in 2003 to authorize the Company to issue options to acquire up to 20% of the issued and outstanding common shares. Pursuant to the Plan, options to acquire an aggregate 11,655,538 shares of Common Stock may be granted, 1,925,000 of which have been granted as of September 30, 2005.

Back to Contents

In August 2005, 100,000 options were awarded under the Stock Option Plan.

Director Compensation:

Commencing in July 2005 outside directors of the Company receive Cdn$27,500 per year for acting in such capacities and are reimbursed for all reasonable expenses incurred in connection with activities on behalf of the Company. The Company pays Yarnell Companies Inc. and Walt & Co. Inc. for the services provided by Messrs. Yarnell and Walt as directors, respectively.

Compensation Committee Interlocks and Insider Participation:

The current members of the Compensation Committee are Messrs. Walt, Ofek, Sinclair, MacKenzie and Yarnell, none of whom are employees and each of Messrs. Walt, MacKenzie and Yarnell are considered independent directors. No executive officer of the Company (i) served as a member of the of the compensation committee (or other board committee performing similar functions or in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (ii) served as a director of another entity one of whose executive officers served on the Company’s Compensation Committee or (iii) served as a member of the compensation committee (or other board committee performing similar functions or in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the company.

ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2005 certain information with respect to stock ownership of (i) all Officers and Directors; (ii) persons known by the Company to be beneficial owners of 5% or more of its outstanding shares of Common Stock; (iii) all directors and officers as a group.

	Number of	Percentage
Name of beneficial owner	Common Shares (1)	of Class

Koby Ofek (2) (3)	15,778,265	27.1%

BXR1 Holdings Inc. (2) (4)	6,556,241	11.25%

The Sinclair Montrose Trust (2) (5)	6,251,349	10.7%

Walt & Co. Inc. (2) (6)	4,370,827	7.5%

David Kassie (2) (7)	4,370,827	7.5%

Ramesh Zacharias (2) (8)	3,200,000	5.5%

All Officers and Directors as a group (2) (9)	31,450,441	52.8%

(1)	Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.
(2)	Under the terms of a warrant (the “A Warrants”) certificate issued by the Company on June 15, 2004, the Holder has the right to acquire up to a certain number of additional common shares of the Company at:

Back to Contents

(i)	$0.50 US per common share on the basis of three common shares of the Company for each common share of the Company that is issued pursuant to the:

	(A)	2,325,000 options currently outstanding which entitle the holder to purchase common shares at $0.50 US per common share;

	(B)	the 1,437,500 warrants currently outstanding which entitle the holder to purchase common shares at $0.20 US per common share (collectively hereinafter referred to as the “$0.20 Option Shares”); or

(ii)	$1.00 US per common share on the basis of three (3) common shares of the Company for each common share of the Company that is issued pursuant to the 100,000 options currently outstanding for the purchase of common shares at $1.00 US per common share (the “$1.00 Option Shares”).

The terms of the A Warrants provide the Holder with the right to acquire additional common shares only if any of the $0.20 Option Shares or $1.00 Option Shares are issued. Although the A Warrants allow the Holder to purchase additional common shares within one year after exercise conditional upon the issuance of the $0.20 Option Shares or the $1.00 Option Shares, we have not included the number of share issuable pursuant to the A Warrants in the number of common shares owned by the persons listed in the table noted above.

(3)	Excludes the A Warrants granted to Mr. Ofek to purchase 4,182,976 Common Shares of the Company.

(4)	Excludes the A Warrants granted to BXR1 Holdings Inc. to purchase 1,738,126 common shares of the Company.

(5)	Excludes the A Warrants granted to The Sinclair Montrose Trust to purchase 1,657,295 common shares of the Company.

(6)	Excludes the A Warrants granted to Walt & Co. to purchase 1,158,750 common shares of the Company.

(7)	Excludes the A Warrants granted to David Kassie to purchase 1,158,750 common shares of the Company.

(8)	Includes (i) 5,000,000 common shares owned by 1245841 Ontario Inc. (“1245841”), which is owned equally by Dr. and Mrs. Zacharias; (ii) options to purchase 500,000 and 200,000 common shares granted by the board of directors on April 6, 2001, and May 15, 2003, respectively. Excludes warrants (the “B Warrants”) granted to 1245841 to purchase up to 1,931,250 common shares of the Company on the basis of one (1) common share upon the issuance of each two (2) $0.20 Option Shares or $1.00 Option Shares. Dr. Zacharias disclaims beneficial ownership of the shares and the B Warrants owned by his wife.

(9)	Includes common shares owned directly by Koby Ofek; common shares owned indirectly by Michael Sinclair through The Sinclair Montrose Trust; common shares owned indirectly by Manfred Walt through Walt & Co. Inc.; common shares owned indirectly by Ramesh Zacharias through 1245841, as well as the options identified in item 8 above; 1,250,000 common shares owned by Sidney Braun; options to purchase 150,000 common shares at $0.50 US per common share exercisable within sixty (60) days of the date hereof to each of Messrs. Lewis MacKenzie and John Yarnell; options to purchase 2000,000 common shares at $0.50 US per common share exercisable within sixty (60) days of the date hereof to Don Ross; and options to purchase 100,000 common shares at $0.50 US per common share exercisable within sixty (60) days of the date hereof to William J. Danis. Excludes options granted to Messrs. William E. Thomson and Frank Baillie, who resigned as directors on May 31, 2004, and May 28, 2004, respectively.

Back to Contents

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 as amended requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (‘SEC”). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all section 16(a) filing requirements were met during fiscal year 2004.

Equity Compensation Plan Information

	(a)	(b)

Plan category	Number of Securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available
	exercise of	outstanding options,	for future issuance
	outstanding options,	warrants and rights	under equity
	warrants and rights		compensation plans
(excluding securities
reflected in column
(a))

Equity compensation
plans approved by	1,925,000	0.49	9,730,539
security holders

Equity compensation
plans not approved by	3,250,000	0.26	0
security holders

In 2004 the Company issued 100,000 options exercisable at $1.00, as partial consideration for the purchase of a pain management center. The options vest after 18 months and are exercisable until May 2009.

In 2002 the Company awarded an aggregate of 600,000 options at prices ranging from $0.50 to $1.00 in consideration to parties that assisted in arranging third-party financing for the Company. The options are fully vested, are exercisable for periods ranging from April 2007 to June 2007.

ITEM 13: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions between the Company and any of its officers, directors or 5% or greater shareholders required to be reported hereunder, except for two directors who were retained as consultants and were paid $53,785 (Cdn$70,000) per annum, each. These contracts expired May 31, 2005.

The Company believes all previous transactions between the Company and its officers, directors or 5% stockholders, and their affiliates were made on terms no less favorable to the Company than those available from unaffiliated parties. The Company presents all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any such transaction is approved by a majority of the disinterested directors.

Back to Contents

Description of Securities

The total authorized capital stock of the Company consists of an unlimited number of the following classes of shares and warrants: (i) Preferred shares, voting, non-redeemable, non-retractable, having a cumulative dividend of US$0.27 per share payable by cash or shares at the option of the Company and convertible to common shares; (ii) Class "A", redeemable, retractable, non-cumulative preferred shares; (iii) Class "B", redeemable, retractable, non-cumulative preferred shares; (iv) Special shares, issuable in series, with rights, privileges and restrictions to be fixed by the directors; (v) Common shares, and (vi) Common shares purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$0.20 per share to February 11, 2006.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 2 Broadway New York, NY 10004

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 26,753,772 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 51,485,507 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Back to Contents

SELLING STOCKHOLDERS

     The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.

	Position, office
	or affiliation			Percentage of
	with Med-	Beneficial		Common Stock
	Emerg during	Ownership of	Shares of	Beneficially
Name of Selling	the past	Common Stock	Common Stock	Owned After
Security Holder	Three years	Prior to Sale	to be Sold	the Offering(1)

Damon Testaverde	None	585,000	500,000	*

Dr. Ramesh Zacharias (2)	Employee and
	Director	800,000	500,000	2.2%

William Thomson (3)	Employee and
	Director	395,000	395,000	0%

John Jarman (4)	Employee	100,000	100,000	0%

Don Ross (4)	Employee	100,000	100,000	0%

Pat Michaud (5)	Director	10,0000	10,000	0%

H.T. Ardinger (6)	None	1,745,000	100,000	12.2%

1245841 Ontario, Inc. (7)	Employee and
	Director	1,228,107	308,440	6.8%

Breckenridge Fund LLC (8)	None	936,000	936,000	0%

Public Warrant Holders	None	1,437,500	1,437,500	0%

(1) Assumes all of the shares of common stock offered are sold. The above numbers assume that the selling security holders will exercise all of the outstanding options and warrants held by them. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(2) Includes 300,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1997 Stock Option Plan and options to purchase up to 500,000 common shares granted by the board of directors on April 6, 2001.

(3) Includes options to purchase up to 325,000 common shares granted by the board of directors on April 6, 2001, as well as options to purchase 70,000 common shares previously granted.

(4) Includes 100,000 shares of Common Stock issuable upon exercise of options.

(5) Includes 10,000 shares of Common Stock issuable upon exercise of options.

(6) Includes (i) 1,150,000 shares of Common Stock owned by H.T. Ardinger & Sons, Inc. a corporation controlled by H.T. Ardinger, (ii) 495,000 unrestricted shares of Common Stock owned by H.T. Ardinger, and (iii) 100,000 options to purchase shares of Common Stock.

Back to Contents

(7) 1245841 Ontario Inc. is a Canadian company which is owned by Ramesh and Victoria Zacharias. Dr. Zacharias and Mrs. Zacharias each disclaim beneficial ownership of the shares owned by the other. Includes (i) 750,000 shares of Common stock issuable upon conversion of up to 500,000 shares of Convertible Preferred Stock (for a period of ten years from issuance, each share of Preferred Stock is convertible into 1.5 shares of Common Stock and thereafter into such number of shares of Common Stock as is equal to U.S.$4,500,000 divided by the then current market price of the Common Stock on the date of conversion, for purposes of the above chart, the number of shares of Common Stock issuable upon conversion of the Preferred Stock was calculated by assuming a one for one and one-half conversion) (ii) 308,440 (140,375 common shares as of May 7, 2001 and 168,065 as of June 28, 2002 issuable as a stock dividend payable on the Preferred Shares, but which have not as of the date hereof been issued from treasury, and (iii) 169,667 unrestricted shares of Common Stock.

(8) Includes (i) 720,000 shares of Common Stock underlying a convertible Debenture, and (ii) 216,000 shares of restricted common stock.

*	Less than 1%.

In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders.

Back to Contents

PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock or purchase warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Back to Contents

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

LEGAL MATTERS

Gersten Savage LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K-A as of and for the year ended December 31, 2004 have been so incorporated in reliance on the report of Schwartz, Levitsky, Feldman, chartered accountants, given on the authority of said firm as experts in auditing and accounting..

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the Company believes,” “the Company intends,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Back to Contents

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Back to Contents

Med-Emerg International, Inc.

Back to Contents

Med-Emerg International Inc.
Consolidated Balance Sheet
As at September 30, 2005 (Unaudited) and December 31, 2004 (Audited)
(in US$)

	Sept 30 2005	December 31 2004

Assets
Current assets
Cash	$531,871	$2,312,156
Accounts receivable	2,242,275	1,452,586
Prepaid expenses and other	76,962	72,557
Discontinued operations (note 4)	1,046,531	2,655,098

	3,897,639	6,492,397
Long-term investment	83,195	83,195
Property, plant and equipment	461,584	470,243
Goodwill	237,596	237,596
Discontinued operations (note 4)	30,062	38,596
	$4,710,076	$7,322,027

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$1,982,584	$1,661,794
Discontinued operations (note 4)	1,413,308	3,606,476

	3,395,892	5,268,270
Long-term liabilities
Notes payable	599,991	599,991
Discontinued operations (note 4)	675,582	894,517

	4,671,465	6,762,778
Contingent liabilities (note 9)
Shareholders’ Equity
Capital stock (note 5)	16,044,736	16,044,736
Contributed surplus (note 6)	2,833,553	2,536,409
Deficit (note 10)	(18,039,689)	(17,221,105)
Cumulative translation adjustment	(799,989)	(800,791)
	38,611	559,249

	$4,710,076	$7,322,027

The accompanying notes are an integral part of these consolidated financial statements.

Back to Contents

Med-Emerg International Inc.
Consolidated Statement of Operations and Deficit
Three and nine months ended September 30, 2005 and 2004 (Unaudited)
(in US$)

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept 30 2005	Sept 30 2004	Sept 30 2005	Sept 30 2004

Revenue	$4,109,121	$2,281,743	$10,199,166	6,905,925
Less: Physician fees and other direct costs	3,103,642	1,748,042	7,624,921	5,261,009

	1,005,479	533,701	2,574,245	1,644,916
Expenses
Salaries and benefits	610,671	521,706	1,881,950	1,432,679
General and administration	223,424	254,224	655,170	685,728
Occupancy costs and supplies	121,261	49,785	350,158	219,233
Closing costs	—	4,682	—	596,967
Travel and marketing	34,538	43,044	177,942	173,266
	989,894	873,441	3,065,220	3,107,873

Earnings (Loss) before under noted items	15,585	(339,740)	(490,975)	(1,462,957)
Interest income	781	—	(6,334)	0
Interest and financing expenses	—	78,362	—	162,219
Amortization of property, plant, and equipment	60,897	32,010	160,859	55,050
Stock compensation expense	27,786	26,034	297,144	71,480
	89,464	136,406	451,669	288,749

Net loss before discontinued operations	(73,879)	(476,146)	(942,644)	(1,751,706)
Discontinued operations
Income (loss) from discontinued operations (note 4)	(63,279)	241,279	124,060	678,673
Net loss	(137,158)	(234,867)	(818,584)	(1,073,033)
Preferred share dividends	—	—	—	(33,223)
Forgiveness of preferred share dividends	—	—	—	563,477

Net loss attributable to common shareholders	(137,158)	(234,867)	(818,584)	(542,779)
Deficit, beginning of the period	(17,902,531)	(16,733,221)	(17,221,105)	(16,425,309)

Deficit, end of the period	$(18,039,689)	$(16,968,088)	$(18,039,689)	$(16,968,088)
Basic loss per common share
Continuing operations	$(0.00)	$(0.01)	$(0.02)	$(0.04)
Discontinued operations	$(0.00)	$0.00	$0.00	$0.02
Weighted average common shares outstanding	58,277,696	58,277,696	58,277,696	31,217,545

The accompanying notes are an integral part of these consolidated financial statements.

Back to Contents

Med-Emerg International Inc.
Consolidated Statement of Cash Flows
Three and nine months ended September 30, 2005 and 2004 (Unaudited)
(in US$)

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept 30 2005	Sept 30 2004	Sept 30 2005	Sept 30 2004

Cash Flows from Operating Activities
Net loss before discontinued operations	$(73,879)	$(480,337)	$(942,644)	$(1,755,897)
Adjustments for:
Amortization of property, plant and equipment	60,897	32,010	160,859	55,050
Stock compensation expense	27,786	26,034	297,144	71,480
	14,804	(422,293)	(484,641)	(1,629,367)
Decrease in non-cash working capital components	(97,902)	(582,722)	(473,304)	(420,079)
Discontinued operations (note 4)	63,088	(649,373)	(670,131)	(866,114)

	(20,010)	(1,654,388)	(1,628,076)	(2,915,560)
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(51,185)	(127,364)	(152,200)	(311,170)
Discontinued operations (note 4)	(1,605)	(3,734)	(811)	(15,107)

	(52,790)	(131,098)	(153,011)	(326,277)
Cash Flows from Financing Activities
Demand loan	—	(455,412)	—
Common shares issued	—	—	—	4,500,000

	—	(455,412)	—	4,500,000
Effect of foreign currency exchange rate changes	20,211	80,090	802	142,186
Increase (decrease) in cash	(52,589)	(2,160,808)	(1,780,285)	1,400,349
Cash, beginning of the period	584,460	3,941,467	2,312,156	380,310

Cash, end of the period	$531,871	$1,780,659	$531,871	$1,780,659

The accompanying notes are an integral part of these consolidated financial statements.

Back to Contents

MED-EMERG INTERNATIONAL INC
Notes to Unaudited Consolidated Financial Statements
Nine months ended September 30, 2005 and 2004

1.    ORGANIZATION AND DESCRIPTION OF BUSINESS

Med-Emerg International Inc. (“MEII” or the “Company”) is a private sector provider of quality healthcare management services to the Canadian healthcare industry.

The Company is publicly traded and listed on the OTC Bulletin Board. The Company completed its initial public offering in February 1998.

The Company’s operations were divided into four units during the 2004 fiscal year. The contract with the Department of National Defence (“DND”) expired on March 31, 2005. MEII’s three remaining business units are: Staffing Solutions, Medical Services and Healthcare Consulting.

For Staffing Solutions, the Company provides emergency department physician and nurse recruitment, staffing and administrative support services to hospitals and federal corrections facilities, on a contractual basis, and physician and nurse practitioners to select long-term facilities in Ontario, British Columbia and Nova Scotia. At September 30, 2005, the Company had about 50 physician and nurse staffing contracts.

The Medical Services division provides special access Remicade' infusion services to patients suffering from Crohn’s disease and rheumatoid arthritis at clinic locations across Ontario. In November 2004, the Company acquired a pain management clinic and commenced offering services to Canadians who experience chronic pain. The Company now offers these services at four locations in the Greater Toronto Area.

MEII provides Healthcare Consulting services to select Canadian private and public institutions on issues related to a variety of healthcare topics.

2.    BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). These financial statements consolidate the accounts of MEII and its wholly owned subsidiaries: 927563 Ontario Inc., 927564 Ontario Inc., Med-Emerg Inc., Med-Emerg Health Centres Inc., YFMC Healthcare Inc., YFMC Healthcare (Alberta) Inc., Doctors on Call Ltd, CPM Health Centres Inc and OPA Locum Direct Inc.

Significant intercompany accounts and transactions have been eliminated on consolidation.

The consolidated financial statements are expressed in U.S. dollars. Differences between Canadian and United States accounting principles are described in note 8.

In the opinion of management, the unaudited interim consolidated financial statements follow the same accounting policies and methods of application as the most recent audited annual financial statements.

Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

These unaudited consolidated financial statements are condensed, and do not include all disclosures required for annual financial statements, which are contained in the notes to the Company’s audited consolidated financial statements filed as part of the Company’s Form 10-K for the year ended December 31, 2004. These unaudited consolidated financial statements, footnote disclosures and other information should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Back to Contents

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)    Use of estimates

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities during the reporting period. Significant areas requiring the use of estimates relate to: 1) the reported amounts of revenues and expenses, 2) the disclosure of contingent liabilities, 3) the carrying value of property, plant, and equipment and the rate of amortization related thereto. Actual results could differ from those estimates. When adjustments become necessary, those adjustments are reported in earnings in the period in which they become known.

b)    Long-term investments

Investments are accounted for at cost when the conditions for equity accounting are not present, and on the equity basis when significant influence exists. Declines in market values of investments are expensed when such declines are considered to be other than temporary.

c)    Property, plant, and equipment

Property, plant, and equipment are recorded at cost and are amortized over their estimated useful lives at the undernoted rates and methods:

Furniture and fixtures	20%	Declining balance
Computer software	100%	Declining balance
Computer hardware	30%	Declining balance
Leasehold improvements	3-5 years	Straight-line

d)    Goodwill

Goodwill is the excess of the purchase price of assets over the fair value of the underlying net identifiable assets. The Company has adopted CICA Handbook Section 3062 “Goodwill and Other Intangible Assets”, which states that goodwill and indefinite life intangible assets should no longer be amortized, but should be tested for impairment at least on an annual basis. The Company is unaware of any condition existing to indicate a permanent decline in the value of the goodwill as at the period end. An evaluation for determining whether a condition exists to indicate a permanent decline in the value of goodwill, will be undertaken at the year end.

e)    Impairment charges

At least annually and when events and circumstances warrant a review, the Company evaluates the carrying value of its assets for potential impairment. An impairment loss is recognized when the estimated net realizable value of any asset is less than its carrying value. Any impairment in assets is written down and charged to earnings in the year.

f)    Revenue recognition

The company has adopted the provisions of EIC - 123 and EITF 99-19. Both address the reporting of revenue on a gross basis as a principal versus on a net basis as an agent. The pronouncements generally state that revenue should be reported on a gross basis if:

•	The enterprise is the primary obligor in the relationship;

	•	The enterprise has latitude in establishing price;

		•	The enterprise performs part of the service;

Back to Contents

	•	The enterprise has discretion in supplier selection;

•	The enterprise is involved in the determination of service specifications; and

		•	The enterprise has credit risk.

With the exception of determining how the specific service is delivered, MEII meets the six tests identified for each of its service offerings. Accordingly revenue is reported on a gross basis for all business units.

The following is a description of MEII’s revenue recognition policies for each of the significant business units.

(1)    Staffing Solutions:

Revenue is reported on a gross basis.

MEII acts as a principal in providing these services. MEII (a) negotiates price with the customers; and (b) contracts with emergency room physician and nursing personnel to provide services to hospitals and correctional facilities in Ontario, British Columbia and Nova Scotia, a mix of rural and urban facilities including tertiary care centres. MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

Contracts are both fee-for-service and fixed monthly contracts. Contracts are negotiated annually and are cancelable by either party on 60 days notice.

Revenue is recognized on a current basis, as services are delivered.

(2)    Medical Services:

Revenue is reported on a gross basis.

Under contracts with Schering-Plough Canada and Novartis Pharmaceuticals Canada Inc, MEII acts as the coordinator for the community-based infusion of certain medications for the treatment of patients with rheumatoid arthritis, Crohn’s disease and certain cancers. MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

The Company acts as the principal in providing pain management treatments to patients in its Toronto-based clinics. MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

Revenue is recognized on a current basis, as services are delivered.

(3)    Healthcare Consulting:

Revenue is reported on a gross basis.

MEII is involved with several provincial governments, advising on a variety of issues related to primary care staffing, training and integrated service delivery models. MEII also advises several aboriginal communities with regards to healthcare infrastructure service delivery issues.

Revenue is recognized over the life of the contracts, based on pre-defined milestones.

(4)    Government Healthcare Services (Includes Department of National Defence (“DND”))- Discontinued Operations:

Revenue is reported on a gross basis.

Back to Contents

MEII negotiated an administrative management contract with Public Works and Government Services Canada (“PWGSC”) to provide personnel to Canadian armed forces across Canada on behalf of the Minister of National Defence.

Under the terms of the contract, MEII had the responsibility to hire medical personnel and support staff and where necessary provide appropriate training and supervision of the work performed at the respective bases across Canada. MEII billed DND for the work performed by these individuals and in turn paid the medical personnel and support staff based on the terms of the respective contracts signed with them. In the event of payment dispute, MEII had the credit risk. This contract expired on March 31, 2005.

Revenue is recognized on a current basis, as services are delivered.

(g)    Future income taxes

The Company accounts for income taxes using the asset and liability method. Future tax assets and liabilities are recognized for the future taxes attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax carrying values. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not “more likely than not”.

(h)    Cash

Cash consists of cash on hand and in banks.

(i)    Foreign currency translation

The Company maintains its books and records in Canadian dollars. The consolidated financial statements are converted to U.S. dollars as the Company is a reporting Company under the Securities laws of the United States of America. The translation method used is the current rate method. Under the current rate method all assets and liabilities are translated at the current rate prevailing at the balance sheet date, shareholders’ equity (deficit) is translated at historical rates and all income and expense items are translated at average rates for the year. Due to the fact that items in the consolidated financial statements are being translated at different rates according to their nature, a translation adjustment is created. This translation adjustment has been included in the cumulative translation adjustment.

(j)    Stock compensation expenses

The Company has adopted section 3870 issued by the CICA in respect of stock based compensation and other stock based payments. This section requires that a fair value based method of accounting be applied to all stock based payments to non-employees and to direct awards of stock to employees. The standard requires the recognition of a compensation expense for grants of stock, stock options, and other equity instruments to employees based on the estimated fair value of the instruments at the grant date.

(k)    Loss per share attributable to common shareholders

Basic loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders before discontinued operations over the weighted average number of common shares outstanding, including contingently issuable shares where the contingency has been resolved. Due to the loss for all periods presented, all potential common shares outstanding are considered anti-dilutive and are excluded from the calculation of diluted loss per share.

4.    DISCONTINUED OPERATIONS

The contract with DND, to provide personnel to Canadian armed forces across Canada, expired on March 31, 2005. This was a significant contract generating separate identifiable cash flows, and hence it has been classified as a discontinued operation, and accounted for accordingly.

Back to Contents

The summarized statements of income for the Discontinued Business for the nine months ended September 30, 2005 and 2004 are as follows:

	Sep-05	Sep-04

Revenue	$11,197,573	$27,921,872
Physician fees and other direct costs	10,439,851	26,064,964

Gross margin	757,722	1,856,908
Operating, general and administrative expenses	557,909	973,941
Amortization	9,345	35,180
Interest and financing	66,409	169,114

Income from discontinued operations	$124,059	$678,673

The summarized balance sheets for the Discontinued Business as at September 30, 2005 and December 31, 2004 are as follows:

	Sep-05	Dec-04

Current assets
Cash	$7,040	$800
Accounts receivable	1,039,491	2,652,044
Prepaid expenses and other	0	2,254

	1,046,531	2,655,098
Property, plant and equipment	30,062	38,596
	$1,076,593	$2,693,694
Current liabilities
Accounts payable and accrued liabilities	$1,413,308	$3,606,476
Long-term liabilites
Accounts payable and accrued liabilities	675,582	894,517
	$2,088,890	$4,500,993

Net assets	$(1,012,297)	$(1,807,299)

5.     CAPITAL STOCK

On June 15, 2004, the Company issued 39,360,272 common shares for $4,500,000. As a condition of the transaction, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares; and unpaid preferred share dividends, in the amount of $579,582, were forgiven.

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

The Investors received 43,708,272 common shares of MEII, of which 39,360,272 were purchased from the Company for $4,500,000 and 4,348,000 were purchased directly from the Preferred Shareholder for $500,000. Closing costs including legal, travel and due diligence costs for the equity financing amounted to $609,214, and were expensed during the second quarter of 2004.

In addition to issuing the common shares, MEII also issued to the Investors and the former Preferred Shareholder, anti-dilution warrants (the “New Warrants”) to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the Investors and former Preferred Shareholder to maintain their pro rata share of their equity position.

Back to Contents

6.     CONTRIBUTED SURPLUS

During the first quarter of 2005, the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. As a result of this, stock compensation expense of $225,442 was recorded. In addition, an amount of $25,675 has been recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the first quarter of 2005. These amounts have been credited to contributed surplus.

During the second quarter of 2005, an amount of $18,241 has been recorded as stock compensation expense for options granted to an employee in 2004 for the portion that vested in the second quarter of 2005. These amounts have been credited to contributed surplus.

During the third quarter of 2005, an amount of $27,786 has been recorded as stock compensation expense. This amount has been credited to contributed surplus. This includes 100,000 options granted during the third quarter, along with stock compensation expense for options granted to an employee in 2004 for the portion that vested in the third quarter of 2005.

During the first quarter of 2004, 100,000 options were granted with an exercise price of $0.50 per option. The options vested immediately and are available for a term of five years expiring on January 30, 2009. Due to the issuance of new options the fair value amounting to $40,876 has been determined using an option pricing model (Black Scholes) as per section 3870 of the CICA handbook. This amount has been credited to contributed surplus.

During the second quarter of 2004, 250,000 options were granted to an employee with an exercise price of $0.115 per option. 125,000 options vest every year. Options for 125,000 shares were exercisable on the first anniversary and options for the remaining 125,000 would be exercisable on the second anniversary of the employment agreement. Due to the issuance of new options, the fair value amounting to $57,746 has been determined using an option pricing model (Black Scholes) as per section 3870 of the CICA handbook. This amount has been credited to contributed surplus.

During the second quarter of 2004, 1,000,000 options were granted to each of two employees, and 150,000 each to two other employees, at an exercise price of $0.115 per option. Twenty per cent of these options lapsed at June 30, 2005, when specified earnings tests were not achieved. The remaining 80% of these options are subject to future earnings tests. Since the earnings tests are in a future period, no expense is recognized in the current quarter.

During the fourth quarter of 2004, 100,000 options were granted in connection with the acquisition of the Scarborough pain clinic. An amount of $39,938 has been credited to contributed surplus.

7.     RELATED PARTY TRANSACTIONS

Consulting fees of approximately $28,592 (Cdn $35,000) were paid to each of two directors, who have been retained as consultants. Besides, amounts of $9,803 (Cdn $12,000) were paid to a company associated with a director, in consideration for the provision of office and related services in the United Kingdom.

8.     CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which conform in all material respects with those in the United States (“U.S. GAAP”) during the periods presented, except with respect to the following:

(a)     Shareholders’ equity (deficit)

Under Canadian GAAP, the purchase price of an acquisition is determined based on the share price on the date the transaction is consummated. Under U.S. GAAP, the purchase price of an acquisition where shares are issued is determined based on the share price for the period surrounding the announcement date of the acquisition. The share price used for the YFMC Healthcare Inc. acquisition under Canadian GAAP was $1.25. The share price used for the YFMC Healthcare Inc. acquisition under U.S. GAAP was $1.859. The differential was allocated to Goodwill at that time. Subsequently the Goodwill was impaired and written-off.

Back to Contents

Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued. Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance. Under Canadian GAAP, the detachable stock purchase warrants issued in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered, have been given no recognition in the financial statements. Under U.S. GAAP, based on an ascribed fair value of $0.364 for each of the 1,000,000 share warrants issued, share capital would be lower by $36,406 and, given that the stock purchase warrants were cancelled, the carrying amount of contributed surplus would be increased by $36,406.

Under U.S. GAAP the effect on shareholders’ equity (deficit) would be adjusted as follows:

	September 2005	December 2004

Capital stock (as previously shown)	$16,044,736	$16,044,736
Capital stock issued on purchase of YFMC Healthcare Inc.	1,087,872	1,087,872
Ascribed fair value of share purchase warrants issued	(36,406)	(36,406)
Capital stock - U.S. GAAP	17,096,202	17,096,202

Contributed surplus (as previously shown)	2,833,553	2,536,409
Share purchase warrants	36,406	36,406

Paid-in-capital - U.S. GAAP	2,869,959	2,572,815
Deficit (as previously shown)	(18,039,689)	(17,221,105)
Cumulative translation adjustment	(799,989)	(800,791)
Shareholders’ equity - U.S. GAAP	$1,126,483	$1,647,121

(b)     Comprehensive loss

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive loss and its components in the financial statements. Under U.S. GAAP, the comprehensive loss for the nine months ended September 30, 2005 and 2004 would be adjusted as follows:

	Sept 2005	Sept 2004

Net loss - U.S. GAAP	$(818,584)	$(542,779)
Foreign currency translation adjustment	802	142,186

Comprehensive loss	$(817,782)	$(400,593)

9.     CONTINGENT LIABILITIES

(i)
There is uncertainty with respect to the Company’s liability arising from a contractual dispute with a customer. Based on the advice of counsel, the Company is of the view that it is unlikely that the Company will be found liable for these costs. The costs associated with this contingent liability range from $400 thousand to $1.3 million.

(ii)
Claims have been made against the Company for general damages for breach of contract and in tort.  A claim for approximately $423,000 has been made against the company for wrongful termination of a person working on a third party contract. A second claim for unspecified damages has been made against the company for wrongful dismissal and breach of contract. The Company’s lawyers are of the view that liability, if any, would be the responsibility of the third party contractor. The Company’s lawyers are of the opinion that the amount claimed grossly exceeds what a court would award in light of the current law. Since the Company’s lawyers are of the opinion that these claims are unlikely to succeed, no provision has been made in respect thereof in these consolidated financial statements.

Back to Contents

(iii)
The Company sub-leased certain premises to third parties when it disposed of its clinic operations. In case of payment defaults by the third parties, the Company could be held liable for rent on these premises. Rent for these premises over the next seven years, during the respective lease terms, totals $1.7 million. In July of this year the Company was notified that one of the third parties was in default on their rent, in the amount of $29 thousand. We have been in touch with the third party and they are endeavoring to remedy the situation.

Any liability resulting from the above will be reflected as a charge to income in the year incurred.

10.     DEFICIT

On August 18, 2004, at the Company’s Annual and Special meeting of shareholders, shareholders adopted a resolution to reduce the stated capital account of common shares, by the amount of the deficit as at the end of the fiscal quarter following the shareholders’ meeting.

However, on the recommendation of the US Securities and Exchange Commission, the financial statements have been revised to reverse the effects of the quasi reorganization.

11.     COMPARATIVE FIGURES

Certain figures in the 2004 financial statements have been reclassified and restated to conform with the basis of presentation in 2005.

Back to Contents

CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated March 18, 2005 except for notes 11, 12, 14, 18, 20, 21 and 26 which are as of November 25, 2005, on the revised consolidated financial statements of Med-Emerg International, Inc. (the “Company”) included in its Annual Report on Form 10-K-A being filed by the Company, for the fiscal year ended December 31, 2004.

Toronto, Ontario, Canada	/s/ Schwartz Levitsky Feldman llp

November 29, 2005	Chartered Accountants

Back to Contents

AUDITORS’ REPORT

To the Shareholders of
Med-Emerg International Inc.

We have audited the revised consolidated balance sheets of Med-Emerg International Inc. as at December 31, 2004 and 2003 and the related revised consolidated statements of operations and deficit and cash flows for each of the years ended December 31, 2004, 2003 and 2002.  These revised consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these revised consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the revised consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the revised consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these revised consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years ended December 31, 2004, 2003 and 2002 in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 21).

Toronto, Ontario, Canada	/s/ Schwartz Levitsky Feldman llp
Chartered Accountants
March 18, 2005 except for notes 11,12,14,18, 20, 21 and 26 which are as of November 25, 2005

Back to Contents

Med-Emerg International Inc.
Revised Consolidated Balance Sheet
As at December 31, 2004 and 2003
(in US$)

	2004	2003

		(as restated) (see note 25)
Assets
Current assets
Cash	$2,312,958	$129,132
Accounts receivable (note 5)	4,104,629	3,409,771
Prepaid expenses and other	74,810	81,041
Discontinued operations (note 4)	—	102,740

	6,492,397	3,722,684
Long-term investment (note 6)	83,195	134,979
Property, plant and equipment (note 7)	508,839	186,562
Goodwill (note 8)	237,596	—

	$7,322,027	$4,044,225

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$5,268,270	$6,284,161
Preferred share dividends payable	—	547,512
Discontinued operations (note 4)	—	60,703

	5,268,270	6,892,376
Long-term liabilities
Notes payable (note 9)	599,991	599,991
Long-term debt (note 10)	894,517	—

	6,762,778	7,492,367

Commitments and contingent liabilities (note 17 and 18)
Shareholders’ Equity (Deficit)
Capital stock (note 11)	16,044,736	11,544,736
Contributed surplus (note 12)	2,536,409	2,397,849
Deficit (note 14)	(17,221,105)	(16,425,309)
Cumulative translation adjustment	(800,791)	(965,418)

	559,249	(3,448,142)

	$7,322,027	$4,044,225

The accompanying notes are an integral part of these consolidated financial statements.

Back to Contents

Med-Emerg International Inc.
Revised Consolidated Statement of Operations and Deficit
For the years ended December 31, 2004, 2003 and 2002
(in US$)
	2004	2003	2002

		(as restated) (see note 25)	(as restated) (see note 25)
Revenue	$48,447,687	$54,335,558	$37,428,043
Physician fees and other direct costs	43,693,380	49,217,416	34,382,752

	4,754,307	5,118,142	3,045,291

Expenses
Salaries and benefits	$2,825,981	$2,249,647	$1,582,301
General and administration	1,250,213	1,747,081	708,502
Occupancy costs and supplies	354,812	334,460	244,609
Travel and marketing	379,335	347,477	169,117

	4,810,341	4,678,665	2,704,529

Income (loss) before under noted items	(56,034)	439,477	340,762

Interest and financing expenses	337,310	569,325	993,508
Amortization of property, plant, and equipment	182,399	120,924	102,345
Impairment of long-term investment	57,626	—	—
Stock compensation expense	98,622	1,161,262	62,287
Closing costs	609,214	—	—
Forgiveness of loan	—	—	(228,459)

	1,285,171	1,851,511	929,681

Loss before income taxes	(1,341,205)	(1,412,034)	(588,919)
Income taxes (recovery) (note 13)	—	(2,458)	—

Net loss before minority interest	(1,341,205)	(1,409,576)	(588,919)
Minority interest	—	(2,095)	(2,211)

Net loss before discontinued operations	(1,341,205)	(1,407,481)	(586,708)
Discontinued operations (note 4)
Loss from operations of discontinued component	—	(200,702)	(16,956)
Gain on disposal of discontinued component	—	33,533	—

Loss on discontinued operations	—	(167,169)	(16,956)

Net loss	(1,341,205)	(1,574,650)	(603,664)
Preferred share dividends	(34,173)	(135,006)	(134,983)
Forgiveness of preferred share dividends	579,582	—	—

Net loss attributable to common shareholders	(795,796)	(1,709,656)	(738,647)
Deficit, beginning of the year	(16,425,309)	(14,715,653)	(13,977,006)

Deficit, end of the year	$(17,221,105)	$(16,425,309)	$(14,715,653)

Basic loss per common share (note 15)
Continuing operations	$(0.02)	$(0.16)	$(0.08)
Discontinued operations	$—	$(0.02)	$(0.00)
Weighted average common shares outstanding	37,982,583	9,564,332	9,444,332

The accompanying notes are an integral part of these consolidated financial statements.

Back to Contents

Med-Emerg International Inc.
Revised Consolidated Statement of Cash Flows
For the years ended December 31, 2004, 2003 and 2002
(in US$)

	2004	2003	2002

		(as restated) (see note 25)	(as restated) (see note 25)
Cash Flows from Operating Activities
Net loss before discontinued operations	$(1,341,205)	$(1,407,481)	$(586,708)
Adjustments for:
Amortization of property, plant and equipment (note 7)	182,399	120,924	102,345
Impairment of long-term investment	57,626	—	—
Minority interest	—	(2,170)	(2,160)
Stock compensation expense (note 12)	98,622	1,161,262	62,287
Forgiveness of loan	—	—	(228,459)
Common shares issued for financing	—	—	194,400

	(1,002,558)	(127,465)	(458,295)
Increase (decrease) in non-cash working capital components (note 16)	(810,001)	1,070,042	1,141,029
Discontinued operations (note 4)	42,037	22,243	315,566

	(1,770,522)	964,820	998,300

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(504,676)	(136,559)	(65,866)
Additions to Goodwill (note 8)	(197,658)	—	—
Proceeds from sale of investment in clinics (note 4)	—	469,341	—
Sale of investment in Next Generation Technology
Holdings, Inc.	—	—	102,051
Discontinued operations (note 4)	—	(210,127)	(333,634)

	(702,334)	122,655	(297,449)

Cash Flows from Financing Activities
Repayment of bank indebtedness	—	—	(969,026)
Demand loan	—	(11,462)	11,462
Deferred financing costs incurred	—	42,883	(42,883)
Issuance/(repayment) of debt	—	(660,505)	466,710
Discontinued operations (note 4)	—	(10,235)	(71,144)
Common shares issued	4,500,000	—	—

	4,500,000	(639,319)	(604,881)

Effect of foreign currency exchange rate changes	156,682	(408,641)	(15,550)
Increase in cash	2,183,826	39,515	80,420
Cash, beginning of year	129,132	89,617	9,197

Cash, end of year	$2,312,958	$129,132	$89,617

The accompanying notes are an integral part of these consolidated financial statements.

Back to Contents

MED-EMERG INTERNATIONAL INC.
Notes to Revised Consolidated Financial Statements
December 31, 2004, 2003 and 2002

1.          ORGANIZATION AND DESCRIPTION OF BUSINESS

Med-Emerg International Inc. (“MEII” or the “Company”) is a private sector provider of quality healthcare management services to the Canadian healthcare industry.

The Company is publicly traded and listed on the OTC Bulletin Board. The Company completed its initial public offering in February 1998.

The Company’s operations were divided into five units during the 2003 fiscal year.  Subsequent to 2003, the Company is no longer actively involved in the Medical Clinics business.  MEII’s four remaining business units are: Staffing Solutions, Government Healthcare Services (including Department of National Defence), Medical Services and Healthcare Consulting.

For Staffing Solutions, the Company provides emergency department physician and nurse recruitment, staffing and administrative support services to hospitals and federal corrections facilities, on a contractual basis, and physician and nurse practitioners to select long-term facilities in Ontario, British Columbia and Nova Scotia. At December 31, 2004, the Company had 28 physician and nurse staffing contracts.

The Company sold all the medical clinics during the 2003 fiscal year (see note 4).

The Company provides in-garrison medical personnel to the Canadian Forces (“CF”) at bases across Canada. Through this contract the Company recruits, schedules and manages physicians, nurses, dentists, physiotherapists and other healthcare professionals to provide services as required by the CF health authority resident at each base. This contract expires March 31, 2005.

The Medical Services division provides special access Remicade™ infusion services to patients suffering from Crohn’s disease and rheumatoid arthritis at clinic locations across Ontario. The Company also provides similar services to Novartis Pharmaceuticals Canada Inc. and has begun to supply Zometa™ for treating cancer patients with bone metastases. In November 2004, the Company acquired a pain management clinic and commenced offering services to those Canadians who experience chronic pain.

MEII provides Healthcare Consulting services to select Canadian private and public institutions on issues related to a variety of healthcare topics.

2.          BASIS OF PRESENTATION

The accompanying audited revised consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). These revised consolidated financial statements consolidate, with minority interest, the accounts of MEII and all wholly- and partially-owned subsidiaries of MEII i.e. 927563 Ontario Inc., 927564 Ontario Inc., Med-Emerg Inc., Med-Emerg Health Centres Inc., YFMC Healthcare Inc., YFMC Healthcare (Alberta) Inc., Doctors on Call Ltd, and CPM Health Centres Inc.

Significant intercompany accounts and transactions have been eliminated on consolidation.

The revised consolidated financial statements are expressed in U.S. dollars. Differences between Canadian and United States accounting principles are described in note 21.

Back to Contents

3.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)          Use of estimates

The preparation of revised consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities during the reporting period.  Significant areas requiring the use of estimates relate to:  1) the reported amounts of revenues and expenses, 2) the disclosure of contingent liabilities, 3) the carrying value of property, plant, and equipment and the rate of amortization related thereto.  Actual results could differ from those estimates. When adjustments become necessary, those adjustments are reported in earnings in the period in which they become known.

(b)          Long-term investments

Investments are accounted for at cost when the conditions for equity accounting are not present, and on the equity basis when significant influence exists.  Declines in market values of investments are expensed when such declines are considered to be other than temporary.

(c)          Property, plant, and equipment

Property, plant, and equipment are recorded at cost and are amortized over their estimated useful lives at the undernoted rates and methods:

Furniture and fixtures	20%	Declining balance
Computer software	100%	Declining balance
Computer hardware	30%	Declining balance
Leasehold improvements	3-4 years	Straight-line

(d)          Goodwill

Goodwill is the excess of the purchase price of assets over the fair value of the underlying net identifiable assets. The Company has adopted CICA Handbook Section 3062 “Goodwill and Other Intangible Assets”, which states that goodwill and indefinite life intangible assets should no longer be amortized, but should be tested for impairment at least on an annual basis. The Company has determined that there was no permanent decline in the value of the goodwill as at the year end.

(e)          Impairment charges

At least annually and when events and circumstances warrant a review, the Company evaluates the carrying value of its assets for potential impairment. An impairment loss is recognized when the estimated net realizable value of any asset is less than its carrying value. Any impairment in assets is written down and charged to earnings in the year.

(f)          Revenue recognition

The Company has adopted the provisions of EIC – 123 and EITF 99-19.  Both address the reporting of revenue on a gross basis as a principal versus on a net basis as an agent.  The pronouncements generally state that revenue should be reported on a gross basis if:

•	The enterprise is the primary obligor in the relationship;
•	The enterprise has latitude in establishing price;
•	The enterprise performs part of the service;
•	The enterprise has discretion in supplier selection;
•	The enterprise is involved in the determination of service specifications; and
•	The enterprise has credit risk.

Back to Contents

With the exception of determining how the specific service is delivered, MEII meets the six tests identified for each of its service offerings.  Accordingly, revenue is reported on a gross basis for all business units.

The following is a description of MEII’s revenue recognition policies for each of our significant business units.

(1) Staffing Solutions:

Revenue is reported on a gross basis.

MEII acts as a principal in providing these services. MEII (a) negotiates price with the customers; and (b) contracts with emergency room physician and nursing personnel to provide services to hospitals and correctional facilities in Ontario, British Columbia and Nova Scotia, a mix of rural and urban facilities including tertiary care centers.  MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

Contracts are both fee-for-service and fixed monthly contracts.  Contracts are negotiated annually and are cancelable by either party on 60 days notice.

Revenue is recognized on a current basis, as services are delivered.

(2) Government Healthcare Services (Includes Department of National Defence (“DND”)):

Revenue is reported on a gross basis.

MEII negotiated an administrative management contract with Public Works and Government Services Canada (“PWGSC”) to provide personnel to Canadian armed forces across Canada on behalf of the Minister of National Defence.

Under the terms of the contract, MEII has the responsibility to hire medical personnel and support staff and where necessary provide appropriate training and supervision of the work performed at the respective bases across Canada. MEII bills DND for the work performed by these individuals and in turn pays the medical personnel and support staff based on the terms of the respective contracts signed with them.  In the event of payment dispute, MEII has credit risk.

Revenue is recognized on a current basis, as services are delivered.

(3) Medical Services:

Revenue is reported on a gross basis.

Under contracts with Schering-Plough Canada and Novartis Pharmaceuticals Canada Inc, MEII acts as the coordinator for the community-based infusion of certain medications for the treatment of patients with rheumatoid arthritis, Crohn’s disease and certain cancers.  MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

The Company acts as the principal in providing pain management treatments to patients in its Toronto-based clinics.  MEII recruits, schedules and bills the customer for the services provided and encounters credit risk in the event of non-payment.

Revenue is recognized on a current basis, as services are delivered.

Back to Contents

(4) Healthcare Consulting:

Revenue is reported on a gross basis.

MEII is involved with several provincial governments, advising on a variety of issues related to primary care staffing, training and integrated service delivery models. MEII also advises several aboriginal communities with regards to healthcare infrastructure service delivery issues.

Revenue is recognized over the life of the contracts, based on pre-defined milestones.

(g)          Future income taxes

The Company accounts for income taxes using the asset and liability method.  Future tax assets and liabilities are recognized for the future taxes attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax carrying values.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not “more likely than not”.

(h)          Cash

Cash consists of cash on hand and in banks.

(i)          Foreign currency translation

The Company maintains its books and records in Canadian dollars.  The revised consolidated financial statements are converted to U.S. dollars as the Company is a reporting issuer in the United States of America.  The translation method used is the current rate method.  Under the current rate method all assets and liabilities are translated at the current rate prevailing at the balance sheet date, shareholders’ equity (deficit) is translated at historical rates and all income and expense items are translated at average rates for the year.  Due to the fact that items in the revised consolidated financial statements are being translated at different rates according to their nature, a translation adjustment is created.  This translation adjustment has been included in the cumulative translation adjustment.

(j)          Stock compensation expenses

The Company has adopted section 3870 issued by the CICA in respect of stock based compensation and other stock based payments.  This section requires that a fair value based method of accounting be applied to all stock based payments to non-employees and to direct awards of stock to employees. The standard requires the recognition of a compensation expense for grants of stock, stock options, and other equity instruments to employees based on the estimated fair value of the instruments at the grant date.

(k)          Loss per share attributable to common shareholders

Basic loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders before discontinued operations over the weighted average number of common shares outstanding, including contingently issuable shares where the contingency has been resolved. Due to the loss for all periods presented, all potential common shares outstanding are considered anti-dilutive and are excluded from the calculation of diluted loss per share.

Back to Contents

4.          DISCONTINUED OPERATIONS

1 Ontario Medical Clinics Sale

On September 5, 2003 the Company entered into a transaction with AIM Health Group Ltd. (“AIM”) to dispose of MEII’s Ontario-based clinic operations and more specifically the following clinics: Elmvale, Merivale, Herongate, Kanata, Orleans, Hillside, Hampton, PSA, Caresource, Pond Mills, Central, Glenderry, Dundas and Wallaceburg.

The Company sold the subsidiary corporations that owned these clinics to AIM.  The names of these corporations are as follows: 1189543 Ontario Inc. (and its subsidiaries 1180668 Ontario Inc., 1292363 Ontario Corporation and 1024528 Ontario Inc.), Med-Plus Health Centres Ltd. (and its subsidiary Glenderry Medical Walk-In Clinic Inc.), Med-Emerg Urgent Care Inc. and Caremedics (Elmvale) Inc.

MEII sold all of the shares owned by MEII in these companies (including all assets and liabilities of the companies  identified above), complete with all lease and employee obligations.

In consideration for the sale of the shares of these corporations, MEII received $597,763 ($775,000 CDN).  The purchase price was settled as follows:

I.	$385,654 ($500,000 CDN) cash upon signing the purchase and sale agreement on September 5, 2003.
II.	$38,565 ($50,000 CDN) cash upon the date of closing of the transaction of the purchase and sale for the purchased shares
III.	$38,565 ($50,000 CD) cash on the later of the renegotiation of certain contractual obligations related to one of the clinic operations
IV.	$145,591 ($175,000 CDN) by way of issuance by AIM of 175,000 Class A preferred shares in the capital of AIM, with a face value of $0.77 ($1 CDN) per share on September 30, 2003.

This transaction resulted in a $104,138 gain on disposition of these clinic companies as the net assets of the companies sold were less than proceeds received by MEII.

The Company has accounted for the investment using the cost method at a value of $0.77 ($1 CDN) for each Class A preferred share.  It is the Company’s intention to hold the Class A preferred shares for greater than one year and accordingly it has classified the investment as long-term (see note 6).

Each Class A preferred share entitles the holder to receive for each fiscal year as declared by the board of directors of AIM a cumulative dividend at an amount equal to the greater of:

I.	Three (3%) percent of the amount recorded in the stated capital account maintained in respect of the Class A preferred shares of AIM (“fixed dividends”); and
II.
Twenty (20%) of the cumulative net income of the clinic corporations calculated under generally accepted accounting principles on a basis consistent with those of the previous years (“variable dividends”).

The cumulative amount of the fixed dividends paid to the holders of Class A preferred shares in prior years shall reduce the variable dividends payable to the holders of Class A preferred shares in a given year.

2 Alberta Medical Clinics Sale

On December 31, 2003, MEII’s indirect wholly-owned subsidiary YFMC Healthcare (Alberta) Inc. sold certain assets of the following four medical clinics located in the province of Alberta: Martindale Medical Centre, McKnight Village Medical Clinic, Jasper Avenue Medical Clinic, West Edmonton Mall Medical Centre.  In consideration of the sale MEII received $15,426 ($20,000 CDN) in cash during the 2004 fiscal year.

Back to Contents

This transaction resulted in a $51,581 loss on disposition of these clinic companies as the net assets of the companies sold were higher than proceeds received by MEII.

3     Manitoba Medical Clinic Sale

During the fourth quarter of 2003, MEII sold certain assets of the Wildwood Medical Centre located in Winnipeg, Manitoba.  In consideration for the sale, MEII received $6,557($8,500 CDN) in cash. This transaction resulted in net loss of $19,024 upon disposition as the net assets of the companies sold were higher than proceeds received by MEII.

The summarized statements of income (loss) for the Discontinued Operations are as follows:

	2004 $	2003 $	2002 $

Revenue	—	$6,489,747	$7,616,267
Physician fees and other direct costs	—	3,593,429	3,998,789

Gross margin	—	2,896,318	3,617,478

Operating, general and administrative expenses	—	2,955,990	3,413,537
Depreciation	—	128,475	195,029
Other expense	—	13,255	27,446

Loss before income taxes	—	(201,402)	(18,534)

Income taxes (recovery)	—	(1,321)	(13,570)
Minority interest	—	621	11,992

Loss for the period	—	(200,702)	(16,956)

Gain on disposal of discontinued operations	—	(33,533)	—

Loss from discontinued operations	—	(167,169)	(16,956)

The summarized balance sheets for the Discontinued Operations are as follows:
	2004 $	2003 $

Current assets
Cash	—	$43,134
Accounts receivable	—	59,606
Prepaid expenses and other	—	—

	—	102,740

Property, plant and equipment	—	—

	—	102,740

Current liabilities
Accounts payable and accrued liabilities	—	$60,703
Current portion of deferred revenue	—	—
Other loans	—	—

	—	60,703

Long-term liabilities
Deferred revenue	—	—

	—	60,703

Net assets	—	42,037

5.     ACCOUNTS RECEIVABLE

	2004	2003

Trade receivable	$4,120,429	$3,455,886
Allowance for doubtful accounts	(15,800)	(46,115)

	$4,104,629	$3,409,771

6.     LONG-TERM INVESTMENT

	2004	2003

Investment in AIM Health Group Ltd.	$83,195	$134,979

MEII has an investment of 175,000 class A preferred shares of AIM as a result of disposition of the Ontario based clinics on September 30, 2003 (see note 4 for further details). It was determined that there was an impairment in the carrying value of the long term investment, and hence the investment has been written down by $57,626.

7.     PROPERTY, PLANT AND EQUIPMENT

	2004			2003

	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net

Furniture and fixtures	$292,949	$168,766	$124,183	$189,848	$139,957	$49,891
Computer software	509,964	432,492	77,472	329,144	292,609	36,535
Computer hardware	687,887	494,280	193,607	509,224	409,088	100,136
Leasehold improvements	196,650	83,073	113,577	67,946	67,946	—

	$1,687,450	$1,178,611	$508,839	$1,096,162	$909,600	$186,562

Amortization of property, plant, and equipment for the year amounted to $182,399 ($120,924 for December 31, 2003 and $102,345 for December 31,2002).

Back to Contents

8.     GOODWILL

Goodwill amounting to $237,596 arises from the acquisition of the business of the Scarborough Pain Clinic in November 2004. The net purchase price was set at $204,026 plus $39,938 being the fair value of the 100,000 options granted to Dr Lorne Greenspan, the former owner and operator of the clinic, using the Black Scholes option pricing model. The fair value of the property, plant and equipment acquired was estimated to be $6,368, and the balance of $237,596 has been recorded as goodwill. The net cash outflow for goodwill is $197,658 ($237,596 less non cash expense of $39,938). The Company has determined that there was no permanent decline in the value of the goodwill as at the year end.

9.     NOTES PAYABLE

The promissory notes were issued on September 30, 2001, are due on September 30, 2006 and bear interest at 7%. MEII may pay the principal amount and accrued interest at any time until maturity by way of cash or common stock or a combination of cash and common stock at the discretion of the Company.

There has been a change in the accounting policy concerning the promissory notes. Section 3860 of the CICA Handbook has been amended in January 2004 (effective November 2004). The promissory notes were previously treated as equity, and shown as Convertible debentures. However, with the amendment of section 3860, they are now classified as liability. This change has been applied retroactively, and hence comparative figures have been restated (note 25). This treatment is in accordance with US GAAP, and hence the Canadian-US GAAP accounting policy difference has been eliminated.

10.     LONG-TERM DEBT

The amount of $894,517 pertains to the long-term portion of the Goods and Services Tax which is payable over a period of five years, as per an agreement between the Company and the Canada Revenue Agency (“CRA”). An amount of $23,050 ($30,000 CDN) is payable monthly and is reviewable every six months. Accordingly, the current portion of this debt has been classified under Accounts payable and accrued liabilities. The CRA will register a Lien under the Personal Property Security Act with the Province of Ontario to secure its position.

11.     CAPITAL STOCK

Back to Contents

Authorized
Unlimited number of the following classes of shares and warrants:
Preferred shares, voting, non-redeemable, non-retractable, having a cumulative dividend of US$0.27 per share payable by cash or shares at the option of the company; convertible to common shares
Class “A”, redeemable, retractable, non-cumulative preferred shares;
Class “B”, redeemable, retractable, non-cumulative preferred shares;
Special shares, issuable in series, with rights, privileges and restricitions to be fixed by the directors;
Common shares
Common shares purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$0.50 per share to February 11, 2006.
Issued

	2004	2003

Nil Preferred shares (2003-500,000 preferred shares)	$—	$445,717
58,277,696 Common shares (2003-9,564,332 shares)	15,938,625	10,992,908
13,025,000 Common stock purchase warrants	106,111	106,111
(2003-1,437,500 warrants)

	$16,044,736	$11,544,736

	Preferred Shares

	Number	Amount

Balance, December 31, 2003 and 2002	500,000	$445,717
Conversion of 500,000 preferred shares into common shares	(500,000)	$(445,717)

Balance, December 31, 2004	—	$—

	Common Shares

	Number	Amount

Balance, December 31, 2003 and 2002	9,564,332	$10,992,908
Shares issued to new investors	39,360,272	4,500,000
Conversion of 500,000 preferred shares into common shares	9,348,000	445,717
Others	5,092	—

Balance, December 31, 2004	58,277,696	$15,938,625

	Warrants

	Number	Amount

Balance, December 31, 2003 and 2002	1,437,500	$106,111
11,587,500 unregistered warrants issued	11,587,500	$—

Balance, December 31, 2004	13,025,000	$106,111

(a) Share Capital

On June 15, 2004, the Company issued 39,360,272 common shares for $4,500,000.  As a condition of the transaction, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares; and unpaid preferred share dividends which were in arrears, in the amount of $ 579,582, were forgiven.

Back to Contents

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

The Investors received 43,708,272 common shares of MEII, of which 39,360,272 were purchased from the Company for $4,500,000 and 4,348,000 were purchased directly from the Preferred Shareholder for $500,000.  Closing costs including legal, travel and due diligence costs for the equity financing amounted to $609,214, and were expensed during the second quarter.

In addition to issuing the common shares, MEII also issued to the Investors and the former Preferred Shareholder, anti-dilution warrants (the “New Warrants”) to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share.  The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding.  The exercise of the New Warrants is intended to allow  the Investors’ and former Preferred Shareholder to maintain their pro rata share of their equity position.

(b)   Stock Option Plan
The Company maintains a stock option plan (the “Plan”) for the benefit of directors, officers and employees.  Pursuant to an amendment of the Plan, the maximum number of options that may be granted shall not exceed 11,655,539.  Options expire no later than five years from date of grant.  As at December 31, 2004 total options outstanding of 5,075,000 are comprised of 1,825,000 granted under the Plan and 3,250,000 granted outside the Plan.  The following options were granted in 2004, 2003 and 2002:

Date	Quantity	Option Price	Expiry	Fair Value	Risk free rate	Expected life	Expected volatility	Expected dividends	Notes

Jun 02	100,000	$1.00	Jun 07	62,287	2.49%	5 yrs	91%	NIL	(1)
May 03	785,000	$0.50	May 08	370,662	2.68%	5 yrs	98%	NIL	(2)
Jan 04	100,000	$0.50	Jan 09	40,876	1.43%	5 yrs	102%	NIL	(2)
Jun 04	2,550,000	$0.115	Jun 09	57,746	1.43%	5 yrs	94%	NIL	(2)
Nov 04	100,000	$1.00	Nov 09	39,938	2.43%	5 yrs	123%	NIL	(1)

Note (1): These options were granted where exercise price exceeds market price on grant date
Note (2): These options were granted where exercise price equals market price on grant date

The 100,000 options issued in January 2004 vested immediately.  250,000 of the options issued in June 2004 vest 125,000 per year for two years.  The remaining 2,300,000 options issued in June 2004 do not vest until earnings criteria are met. Since these criteria are not met, they do not vest and hence no stock compensation expense is booked. The 100,000 options issued in November 2004 become exercisable May 15, 2006.

Back to Contents

The following summarizes options outstanding as at December 31:

		Number of Shares

Expiry date	Option price per share	2004	2003	2002

Jan-04	$1.870	—	—	230,000
Jul-04	$1.500	—	—	400,000
Apr-06	$0.500	1,440,000	1,440,000	1,540,000
Jun-07	$1.000	100,000	100,000	100,000
May-08	$0.500	785,000	785,000	—
Jan-09	$0.500	100,000	—	—
Jun-09	$0.115	2,550,000	—	—
Nov-09	$1.000	100,000	—	—

		5,075,000	2,325,000	2,270,000

Weighted average exercise price at end of year		$0.33	$0.52	$0.84

	Number of Shares YEAR OF ISSUANCE

	2004	2003	2002

Outstanding, beginning of year	2,325,000	2,270,000	2,441,300
Granted	2,750,000	785,000	100,000
Expired	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	(730,000)	(271,300)

Outstanding, end of year	5,075,000	2,325,000	2,270,000

Exercisable, end of year	2,487,500	2,325,000	2,270,000

Back to Contents

	Number of Shares	Options Exercisable	Option Price		Weighted Avg. Price

Outstanding January 1, 2002	2,441,300	2,441,300	$0.50	$4.25	$0.96
Granted	100,000		$1.00	$1.00	$1.00
Exercised	0
Cancelled	(271,300)		$0.50	$4.25	$1.96

Outstanding December 31, 2002	2,270,000	2,270,000	$0.50	$1.00	$0.84
Granted	785,000		$0.50	$0.50	$0.50
Exercised	0
Cancelled	(730,000)		$0.50	$1.87	$1.48

Outstanding December 31, 2003	2,325,000	2,325,000	$0.50	$1.00	$0.52
Granted	2,750,000		$0.115	$1.00	$0.14
Exercised	0
Cancelled	0

Outstanding December 31, 2004	5,075,000	2,487,500	$0.115	$1.00	$0.32

The Company expensed the fair value of the stock options granted during the year.

(c ) Common stock purchase warrants
During the first quarter of 2003, the terms of the warrants were amended entitling each warrant holder to purchase one share of common stock at a price of $0.50 (previously $4.50). The expiry of these warrants was extended from February 11, 2003 to February 11, 2005. The fair value determined by Black Scholes was $790,600, and the fair value assumptions were a risk-free rate of 2.49%, expected life of 2 yrs, expected volatility of 125% and expected dividends of NIL.

During the first quarter of 2005, the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006.  The terms of the warrants were amended such that if the common stock of MEII, closes at $0.70 or greater for thirty consecutives trading days, MEII has the right to redeem the Warrants at $0.01 per Warrant upon ten days prior notice.

12.     CONTRIBUTED SURPLUS

	2004	2003

Stock compensation expense	$2,408,404	$2,309,782
Fair value of options in connection with acquisition of Scarborough pain clinic	39,938	—
Share repurchase – difference between cost per share and assigned value	46,292	46,292
Fair value of warrants and stock options issued in connection with the acquisition of YFMC Healthcare Inc.	41,775	41,775
	$2,536,409	$2,397,849

Back to Contents

During the first quarter of 2004, 100,000 options were granted with an exercise price of $0.50 per option.  The options vested immediately and are available for a term of five years expiring on January 30, 2009.  Due to the issuance of new options the fair value amounting to $40,876 has been determined using an option pricing model (Black Scholes) as per section 3870 of the CICA handbook (note 11b).  This amount has been credited to contributed surplus.

During the second quarter of 2004, 250,000 options were granted to an employee with an exercise price of $0.115 per option. 125,000 options would vest every year. Options for 125,000 shares shall be exercisable on the first anniversary and options for the remaining 125,000 would be exercisable on the second anniversary of the employment agreement. Due to the issuance of new options, the fair value amounting to $57,746 has been determined using an option pricing model (Black Scholes) as per section 3870 of the CICA handbook (note 11b).  This amount has been credited to contributed surplus.

Options amounting to 1,000,000 each were granted to two employees, and 150,000 each to two other employees, at an exercise price of $0.115 per option. The vesting of these options is subject to a future earnings hurdle test. Since the earnings test is in a future period, no expense is recognized in the current quarter.

During the fourth quarter of 2004, 100,000 options were granted in connection with the acquisition of the Scarborough pain clinic. An amount of $39,938 has been credited to contributed surplus (note 11b).

During the first quarter of 2003, the terms of warrants were amended entitling each warrant holder to purchase one share of common stock at a price of $0.50 (previously $4.50). Due to this amendment, the fair value amounting to $790,600 had been determined, and was credited to contributed surplus (note 11c).

13.     FUTURE INCOME TAXES

At December 31, 2004, the Company has losses available to reduce future federal and provincial taxable income of approximately $ 8.5 million.  These losses expire between tax years 2005 and 2010. The future tax benefits available as a result of these losses have been fully provided for in the revised consolidated financial statements.

14.     SHAREHOLDERS’ EQUITY (DEFICIT)

SHAREHOLDERS EQUITY (DEFICIT) CANADIAN GAAP

	2004	2003	2002

CAPITAL STOCK
Balance at the beginning of the year	11,544,736	11,544,736	11,544,736
Shares issued to new investors	4,500,000	—	—

Balance at the end of the year	16,044,736	11,544,736	11,544,736

CONTRIBUTED SURPLUS
Balance at the beginning of the year	2,397,849	1,236,587	1,174,300
Stock option compensation	98,622	1,161,262	62,287
Fair value of options in connection with acquisition of Scarborough pain clinic	39,938	—	—

Balance at the end of the year	2,536,409	2,397,849	1,236,587

DEFICIT
Balance at the beginning of the year	(16,425,309)	(14,715,653)	(13,977,006)
Net loss attributable to common shareholders	(795,796)	(1,709,656)	(738,647)

Balance at the end of the year	(17,221,105)	(16,425,309)	(14,715,653)

CUMULATIVE TRANSLATION ADJUSTMENT	(800,791)	(965,418)	(407,531)
SHAREHOLDERS’ EQUITY (DEFICIT)	559,249	(3,448,142)	(2,341,861)

SHAREHOLDERS EQUITY (DEFICIT) US GAAP

	2004	2003	2002

CAPITAL STOCK
Balance at the beginning of the year	12,596,202	12,596,202	11,544,736
Shares issued to new investors	4,500,000	—	—
Capital stock issued on purchase of YFMC Healthcare Inc	—	—	1,087,872
Ascribed fair value of share purchase warrants issued	—	—	(36,406)

Balance at the end of the year	17,096,202	12,596,202	12,596,202

CONTRIBUTED SURPLUS
Balance at the beginning of the year	2,434,255	1,272,993	1,174,300
Stock option compensation	98,622	1,161,262	62,287
Fair value of options in connection with acquisition of Scarborough pain clinic	39,938	—	—
Share purchase warrants	—	—	36,406

Balance at the end of the year	2,572,815	2,434,255	1,272,993

DEFICIT
Balance at the beginning of the year	(16,425,309)	(14,715,653)	(13,977,006)
Net loss attributable to common shareholders	(795,796)	(1,709,656)	(738,647)

Balance at the end of the year	(17,221,105)	(16,425,309)	(14,715,653)

CUMULATIVE TRANSLATION ADJUSTMENT	(800,791)	(965,418)	(407,531)
SHAREHOLDERS’ EQUITY (DEFICIT)	1,647,121	(2,360,270)	(1,253,989)

Back to Contents

15.     BASIC LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS

Basic loss per share attributable to common shareholders is calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated using the treasury stock method in accordance with the recommendations of Handbook section 3500.  Had share options and common share purchase warrants been exercised, and the preferred shares and convertible debentures been converted, the effect on the basic loss per share would be anti-dilutive.

	2004	2003	2002

Basic loss per common share:
Continuing operations	$(0.02)	$(0.16)	$(0.08)
Discontinued operations	$(0.00)	$(0.02)	$(0.00)

16.     NOTES TO THE STATEMENT OF CASH FLOWS

(i)      Changes in non-cash working capital components

	2004	2003	2002

Accounts receivable	$(694,858)	$(1,693,984)	(120,870)
Prepaid expenses and other	6,231	(12,963)	(1,350)
Accounts payable and accrued liabilities	(121,374)	2,776,989	1,263,249

	$(810,001)	$1,070,042	1,141,029

(ii)     Property, plant, and equipment

Property, plant, and equipment purchased during the year amounts to $504,676 ($136,559 for December 31, 2003, and $65,866 for December 31, 2002) through cash payments.

(iii)    Interest and income taxes paid

Operating expenses reflect interest paid of $ 60,429 during the year ended December 31, 2004 ($685,469 for December 31, 2003 and $993,508 for December 31, 2002); and income taxes paid of $23,172 during the year ended December 31, 2004 ($nil for December 31, 2003 and $nil for December 31, 2002).

(iv)    Non cash transaction

As part of the sale of clinics to AIM, the company received partial payment by way of Class A preferred shares in AIM.

Back to Contents

17.     COMMITMENTS

The Company is committed to payments under operating leases of its premises and equipment, long-term debt and notes payable totaling $3,358,508.  Annual payments are as follows:

CONTRACTUAL OBLIGATIONS

	2005	2006	2007	2008	2009	Thereafter	Total Obligations

Long-term debt[1]	295,960	295,960	295,960	295,960	69,247	—	1,253,087
Operating lease obligations	288,309	293,276	293,679	135,342	113,352	171,472	1,295,430
Notes payable[2]	—	809,991	—	—	—	—	809,991
Total	$584,269	$1,399,227	$589,639	$431,302	$182,599	$171,472	$3,358,508

Notes:

1 – Includes interest on long-term debt at the prescribed rate established by the Canada Revenue Agency (CRA), currently set at 7%.  These interest costs have been waived by CRA in recent years.

2 – Includes interest at the rate of 7%.  Interest is payable in cash or by the issuance of common stock, or any combination thereof.

18.     CONTINGENT LIABILITIES

(i)
YFMC HealthCare Inc (“YFMC”), a wholly owned subsidiary of the Company, is in receipt of a letter from CCRA dated April 30, 2001, adjusting YFMC’s Goods and Services Tax returns for the period from December 31, 1992, to December 31, 1996. The total amount claimed by CCRA for this period is $249,000. In the event that YFMC is ultimately found liable, the Company intends to claim an indemnity for such amount against the directors and certain named principals of YFMC pursuant to the Company’s rights under the purchase agreement for YFMC executed on August 10, 1999. 1292363 Ontario Ltd, a subsidiary of YFMC, is in receipt of a letter from CCRA dated February 4, 2005 for YFMC’s Goods and Services Tax, and the total amount claimed is $50,828.  The Company’s legal counsel has advised that CCRA does not intend to pursue YFMC for these amounts, and accordingly no provision has been made in these revised consolidated financial statements.

On the advice of the legal counsel, this note was removed in September 2005, because the contingency expired at that time.

(ii)
There is uncertainty with respect to the Company’s liability for Goods and Services tax pertaining to certain services that it provides.  The measurement of this uncertainty is not determinable and accordingly no provision has been made in respect thereof in these revised consolidated financial statements.

(iii)
There is uncertainty with respect to the Company’s liability arising from a contractual dispute with a customer.  Based on the advice of counsel, the Company is of the view that it is unlikely that the Company will be found liable for these costs. The costs associated with this contingent liability range from $400 thousand to $1.3 million.

Back to Contents

(iv)
Claims have been made against the Company for general damages for breach of contract and in tort. A claim for approximately $423,000 has been made against the company for wrongful termination of a person working on a third party contract. The Company’s lawyers are of the opinion that the amount claimed grossly exceeds what a court would award in light of the current law.  Another claim of approximately $1,833,000 plus interest and costs has been made against the Company, for amongst other things, defamation and economic loss in regards to a healthcare provider working on a third-party contract. The Company’s lawyers are of the opinion that the amounts claimed are excessive and that if there is any liability on the Company, then the third-party contractor should be responsible to indemnify the Company.  Since the Company’s lawyers are of the opinion that these claims are unlikely to succeed, no provision has been made in respect thereof in these revised consolidated financial statements.

(v)
The Company sub-leased certain premises to third parties when it disposed of its clinic operations. In case of payment defaults by the third parties, the Company could be held liable for rent on these premises. Rent for these premises over the next seven years, during the respective lease terms, totals $1.7 million. In July of this year the Company was notified that one of the third parties was in default on their rent, in the amount of $29 thousand. We have been in touch with the third party and they are endeavoring to remedy the situation.

Any liability resulting from the above will be reflected as a charge to income in the year incurred.

19.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of these items.

20.     SUBSEQUENT EVENTS

          On January 25, 2005, MEII filed a statement of claim against Calian Limited (Calian) and a former employee of MEII, seeking Cdn$100,000,000 in damages, in regards to the recent contract award by Public Works and Government Services Canada (“PWGSC”) to provide services to the Canadian Forces, Department of National Defence.  This contract would have been an extension of a current contract which expires March 31, 2005.  MEII has been advised that Calian intends to defend the claim.

On February 8, 2005, the Canadian International Trade Tribunal (CITT) announced that it would conduct an inquiry into the award by PWGSC, of a medical staffing contract, to Calian.  MEII filed a complaint with the CITT on January 31, 2005 alleging that PWGSC:

•	Awarded the contract to a bidder that did not meet the mandatory requirements of the bid;

•	Introduced unpublished evaluation criteria to the evaluation process; and

•	Failed to properly apply the published evaluation criteria.

In filing the complaint, the company sought to terminate the contract award to the winning bidder, to have MEII awarded the contract, or in the alternative, to have a new bid process conducted.  In the further alternative, the Company asked that it be compensated for lost profit on the contract and the costs associated with the filing of the complaint. On June 15, 2005 the CITT ruled that the Company’s complaint against PWGSC was valid, in part, and awarded the Company its reasonable costs. On July 15, 2005 the Company filed an application for judicial review into the CITT decision. In its decision CITT held that PWGSC breached the applicable trade agreements in conducting its procurement. Despite this, the CITT declined to grant any remedy aside from the award of reasonable costs.

Back to Contents

During the first quarter of 2005 the terms of the 1,437,500 common stock purchase warrants issued in February 1998 were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006.  MEII has also amended the terms of the warrants to provide that if the common stock of MEII, closes at $.70 or greater for thirty consecutive trading days, MEII has the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice.

21.     CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

These revised consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which conform in all material respects with those in the United States (“U.S. GAAP”) during the periods presented, except with respect to the following:

(a)     Shareholders’ equity (deficit)

Under Canadian GAAP, the purchase price of an acquisition is determined based on the share price on the date the transaction is consummated. Under U.S. GAAP, the purchase price of an acquisition where shares are issued is determined based on the share price for the period surrounding the announcement date of the acquisition. The share price used for the YFMC Healthcare Inc. acquisition in 1999 under Canadian GAAP was $1.25. The share price used for the YFMC Healthcare Inc. acquisition under U.S. GAAP was $1.859. The differential was allocated to Goodwill at that time. Subsequently, the Goodwill was impaired and written-off.

Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued.  Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance.  Under Canadian GAAP, the detachable stock purchase warrants issued in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered, have been given no recognition in the revised consolidated financial statements. Under U.S. GAAP, based on an ascribed fair value of $0.364 for each of the 1,000,000 share purchase warrants issued, share capital would be lower by $ 36,406 and, given that the share purchase warrants were cancelled, the carrying amount of contributed surplus would be increased by $ 36,406.

Under U.S. GAAP the effect on Shareholders’ equity (deficit) would be adjusted as follows:

	2004	2003

Capital stock (as previously shown)	$16,044,736	$11,544,736
Capital stock issued on purchase of YFMC Healthcare Inc.	1,087,872	1,087,872
Ascribed fair value of share purchase warrants issued	(36,406)	(36,406)

Capital stock - U.S. GAAP	17,096,202	12,596,202
Contributed surplus (as previously shown)	2,536,409	2,397,849
Share purchase warrants	36,406	36,406

Paid-in-capital - U.S. GAAP	2,572,815	2,434,255

Deficit (as previously shown)	(17,221,105)	(16,425,309)
Cumulative translation adjustment	(800,791)	(965,418)

Shareholders’ equity (deficit) - U.S. GAAP	$1,647,121	$(2,360,270)

Back to Contents

(b)     Comprehensive loss

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive income and its components in the revised consolidated financial statements.  Under U.S. GAAP, the comprehensive loss for the fiscal year ended December 31, 2004,2003 and 2002 would be adjusted as follows:

	2004	2003	2002

Net loss	$(1,341,205)	$(1,574,650)	$(603,664)
Foreign currency translation adjustment	164,627	(408,641)	(15,550)

Comprehensive loss	$(1,176,578)	$(1,983,291)	$(619,214)

The foreign currency translation adjustments are not currently adjusted for income taxes. The company is situated in Canada, and the foreign currency translation adjustments relate to the translation of the revised consolidated financial statements from Canadian dollars into United States dollars, solely for the convenience of the readers.

(c) Recently issued accounting standards

The following standards were issued by the Financial Accounting Standards Board during 2004 and 2003:

SFAS No. 149 – Amendment of statement 133 on derivative instruments and hedging activities.  This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133 accounting for derivative instruments and hedging activities.

SFAS No. 150– Accounting for certain financial instruments with characteristics of both liabilities and equity.  This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

SFAS No. 151-Inventory Costs—an amendment of ARB No. 43, Chapter 4 (Issued 11/04). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).

SFAS No. 152-Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position.

SFAS No. 153-Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.

Back to Contents

SFAS No. 123 (revised 2004)-Share-Based Payment. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.

SFAS No. 132 (revised 2003)- Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106 (Issued 12/03). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

22.     ECONOMIC DEPENDENCE

Approximately 80% of revenue and 53% of gross margin is derived from one customer (74% of revenue and 46% of gross margin in 2003; 84% of revenue and 62% of gross margin in 2002).  Receivables for this customer amounted to 64% of total receivables (41% of total receivables in 2003). The loss of a material amount of revenue to this customer could have a material adverse effect on operations of the Company.

In December 2004, the Company learned that we were not successful in our bid to win a follow-on contract with DND.  March 31, 2005, will mark the end of the contract for the Company.  In January 2005, the Company launched a Cdn.$100,000,000 lawsuit against the winning bidder and a former employee of the Company.  MEII believes substantial evidence demonstrates that the successful bidder used confidential information obtained through the hiring of a former company employee to win the contract, and that the former MEII employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to the company.  Further, in February 2005, the Company filed a complaint under subsection 30.11(1) of the Canadian International Trade Tribunal Act (CITT).  In the filing, MEII seeks to terminate the contract award to the winning bidder, have MEII awarded the contract, or in the alternative, to have a new bid process conducted.  As an alternative to the above relief, we have proposed that we be compensated for lost profit on the contract and the costs associated with the filing of the complaint.  The CITT responded by issuing a Notice of Inquiry, on February 8, 2005.  The CITT has until June 15, 2005 to make its ruling on the complaint.

23.     SEGMENTED INFORMATION

The Company operated under four business units during 2004 as follows: Staffing Solutions, Medical Services, Government Healthcare Services, and Healthcare Consulting Services.

The Staffing Solutions unit contracts with hospitals for the provision of physician staffing, nurse staffing and administrative support services. The Company also contracts with clinical facilities and local communities for the locum or permanent placement of a physician in a community.

The Medical Services unit provides infusion services to patients suffering from chrohn’s disease and rheumatoid arthritis and pain management services.

Back to Contents

The Government Healthcare Services unit recruits, schedules and manages physicians, nurses, dentists, physiotherapists and other regulated healthcare professionals at all Canadian Forces bases.

The Healthcare Consulting unit provides select Canadian public and private institutions, consulting services on a variety of healthcare topics.

The segmented information for the business units are as follows:

	2004

	Staffing Solutions	Medical Services	Government Healthcare Services	Consulting		Consolidated

Revenue	$7,485,801	$1,227,533	$38,944,441		$789,912	$48,447,687
Gross margin	$1,352,167	$544,454	$2,522,209		$335,477	$4,754,307
Net income (loss) before discontinued operations	$188,648	$99,290	$(1,623,127)		$(6,016)	$(1,341,205)
Property, plant and equipment employed at end of Year	$149,500	$170,529	$39,310		$149,500	$508,839
Amortization	$134,005	$234	$48,160	$	Nil	$182,399

	2003

	Staffing Solutions	Medical Services	Government Healthcare Services	Consulting		Consolidated

Revenue	$13,018,943	$883,287	$40,278,718		$154,610	$54,335,558
Gross margin	$2,169,176	$422,878	$2,371,478		$154,610	$5,118,142
Net income (loss) before discontinued operations	$(75,613)	$(242,962)	$(1,220,830)		$131,924	$(1,407,481)
Property, plant and equipment employed at end of year	$52,681	$17,560	$116,321	$	Nil	$186,562
Amortization	$23,783	$7,928	$89,213	$	Nil	$120,924

	2002

	Staffing Solutions	Medical Services	Government Healthcare Services	Consulting		Consolidated

Revenue	$5,699,613	$392,587	$31,335,843	$	NIL	$37,428,043
Gross margin	$1,023,718	$139,344	$1,882,229	$	NIL	$3,045,291
Net income (loss) before discontinued operations	$(312,402)	$(119,186)	$(155,120)	$	NIL	$(586,708)
Property, plant and equipment employed at end of year	$55,568	$18,523	$96,836	$	NIL	$170,927
Amortization	$23,590	$7,863	$70,892	$	NIL	$102,345

Back to Contents

24.     RELATED PARTY TRANSACTIONS

Consulting fees of approximately $ 31,374 (Cdn $ 40,833) were paid to each of two directors, who have been retained as consultants ($43,000 in 2003 and $65,000 in 2002).

Closing costs including legal, travel and due diligence costs amounting to $609,214 have been paid to a related party (note 11a).

Unpaid preferred share dividends amounting to $579,582 have been forgiven by a related party (note 11a).

25.     COMPARATIVE FIGURES

Certain figures in the 2003 and 2002 consolidated financial statements have been reclassified to conform with the basis of presentation in 2004.

(a)
There has been a change in the accounting policy concerning the promissory notes. Section 3860 of the CICA Handbook has been amended in January 2004 (effective November 2004). The promissory notes payable were previously treated as equity, and shown as Convertible debentures. However, with the amendment of section 3860, they are now classified as a liability. This change has been applied retroactively, and hence comparative figures have been restated (note 9).

(b)
There has been an error in the foreign exchange amount conversion of Notes Payable (Convertible debentures). This error has been rectified during the current year, and as a result interest and financing expenses and notes payable amounts have been restated.

(c)	There has been a change in the presentation of preferred share dividends payable which has been segregated from Accounts payable and accrued liabilities.

The effect of these restatements is as follows:

	As restated In 2003	As previously reported in 2003

Accounts payable and accrued liabilities	$6,284,161	$6,717,406
Notes payable	$599,991	—
Convertible debentures	—	$414,434
Deficit	$16,425,309	$16,265,370
Cumulative translation adjustment	$965,418	$825,533
Working Capital Deficit	$3,169,692	$3,055,425
Interest and financing expenses	$569,325	$685,471
Loss before income taxes	$1,412,034	$1,528,180
Net loss attributable to common shareholders	$1,709,656	$1,825,802
Convertible debenture charges	—	$105,996
Basic loss per share continuing operations	$0.16	$0.17

26.     REVISED CONSOLIDATED FINANCIAL STATEMENTS

These revised consolidated financial statements have been prepared to comply with the recommendations of the US Securities and Exchange Commission, which required the company to reverse the effect of the quasi reorganization and elimination of deficit. Accordingly, notes 11, 12, 14 and 21 have been amended. In addition, notes 18 and 20 for Contingent Liabilities and Subsequent Events have been updated. The net loss attributable to common shareholders and basic loss per common share from continuing and discontinued operations remain unchanged.

Back to Contents

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee	$0
Legal fees and expenses	$10,000
Accounting fees and expenses	$0
Printing and miscellaneous expenses	$0
Total	$10,000

Item 15.     Indemnification of Directors and Officers.

The following sections describe the rights of directors or officers to indemnification under the Business Corporations Act (Ontario) (the “BCA”) or our corporate By-laws (the “By-laws”).

Pursuant to the BCA we may may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (collectively hereinafter referred to as a “Director”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment (collectively hereinafter referred to as “Costs”), reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate (collectively hereinafter referred to as “Proceedings”), if s/he fulfills the following conditions (the “Conditions”):

(a)	s/he acted honestly and in good faith with a view to our best interests; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, s/he had reasonable grounds for believing that his/her conduct was lawful.

Under the BCA we also may, with the approval of the court, indemnify a Director in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the Director is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the Conditions.

Under the BCA, a Director is also entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the Director in connection with the defence of any civil, criminal or administrative action or proceeding to which s/he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Director,

(a)	was substantially successful on the merits in his or her defence of the action or proceeding; and

(b)	fulfils the Conditions.

Pursuant to both the BCA and the By-laws, we may purchase and maintain insurance for the benefit of a Director against any liability incurred:

(a)
in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation;

Back to Contents

(b)
in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Either we, or a Director, may apply to the court for an order approving an indemnity under the BCA and the court may so order and make any further order it thinks fit.

Our By-laws state that every director and officer shall, in exercising his or her powers and discharging his or her duties, act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of the office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

Our By-laws obligate us to indemnify a Director against all Costs reasonably incurred by him or her in respect of any Proceedings if s/he satisfies the Conditions. We shall also indemnify that person in such other circumstances as the Act or law permits or requires.  Nothing in our By-laws limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of our By-laws.

INDEMNIFICATION AGREEMENTS

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

RECENT SALES OF UNREGISTERED SECURITIES

On June 15, 2004, the Company issued 39,360,272 common shares for $4,500,000. As a condition of the transaction, Preferred Shares, 50% of which were indirectly held by Dr. Zacharias, the CEO of MEII, were converted into 9,348,000 common shares; and unpaid preferred share dividends, in the amount of $579,582, were forgiven.

The investment resulted from the previously announced letter of intent signed by MEII and Global Healthcare Workforce Limited (“GHW”) of London, UK.

The Investors received 43,708,272 common shares of MEII, of which 39,360,272 were purchased from the Company for $4,500,000 and 4,348,000 were purchased directly from the Preferred Shareholder for $500,000. Closing costs including legal, travel and due diligence costs for the equity financing amounted to $609,214, and were expensed during the second quarter of 2004.

In addition to issuing the common shares, MEII also issued to the Investors and the former Preferred Shareholder, anti-dilution warrants (the “New Warrants”) to purchase common shares of MEII at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the Investors and former Preferred Shareholder to maintain their pro rata share of their equity position.

Back to Contents

Item 16.     Exhibits

4.3	Specimen of Common Stock Certificate (1)
4.4	Specimen of Warrant Certificate (1)
5.1	Opinion of Gersten Savage LLP (2)
10.1	Securities Purchase Agreement by and between the Registrant and the individuals or entities named therein, dated May 31, 2004 (2)
10.2	Preferred Share Repurchase Agreement between the Registrant and 1245841 Ontario Inc., dated May 31, 2004 (2)
10.3	Agreement between the Registrant and the Canadian Nurses Association, dated January 19, 2005 (2)
10.4	Registrant’s 1997 Stock Option Plan (1)
23.1	Consent of Schwartz, Levitsky, Feldman, Chartered Accountants (3)
23.3	Consent of Gersten Savage LLP (included in Exhibit 5.1) (2)

(1)
Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (No. 333-21899) filed with the United States Securities and Exchange Commission and declared effective on February 4, 1998.

(2)
Incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2 (No. 333-97441) filed with the United States Securities and Exchange Commission and declared effective on August 12, 2002.

(3)	Filed herewith

Item 17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Back to Contents

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Back to Contents

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada on December 15, 2005.

MED-EMERG INTERNATIONAL, INC.

By:	/s/ Ramesh Zacharias

Ramesh Zacharias
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ramesh Zacharias, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Sinclair	/s/ Jacob Ofek

Michael Sinclair	Jacob Ofek
Chairman of the Board	Director
DATE: December 15, 2005

/s/ Ramesh Zacharias	/s/ Lewis MacKenzie

Ramesh Zacharias	Lewis MacKenzie
Director, Chief Executive Officer	Director
DATE: December 15, 2005

/s/ John Yarnell	/s/ Manfred Walt

John Yarnell	Manfred Walt
Director	Director
DATE: December 15, 2005

/s/ Sidney Braun	/s/ William J Danis

Sidney Braun	William J Danis
President and Chief Operating Officer	Chief Financial Officer
DATE: December 15, 2005